STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE – NET

AIR COMMERCIAL REAL ESTATE ASSOCIATION

1. Basic Provisions (“Basic Provisions”),

1.1 Parties: This Lease (“Lease”), dated for reference purposes only October 10, 2007.

is made by and between Sunshine Distribution, L.P., a Delaware limited partnership

(“Lessor”)

and Enova Systems, Inc., a California corporation

(“Lessee”), (collectively the “Parties”, or individually a “Party”)

1.2(a) Premises: That certain portion of the Project (as defined below), including all improvements therein or to be provided by Lessor under the terms of this Lease, commonly known by the street of 1560 W. 190th Street (the “Building”), located in the City of Los Angeles . County of Los Angeles , State of California , with zip code 90501 , as outlined on Exhibit A attached hereto (“Premises”) and generally described as consisting of (describe briefly the nature of the Premises): approximately 43,010 square feet of the office and industrial space in the building (as depicted on the attached Exhibit A (the “Premises”) together with a license to use fifty-five (55) striped reserve parking spaces, and in-common parking spaces within the parking areas on the parcel and as depicted on attached Exhibit E (the “Parking License”) (See Addendum Paragraph 51). In addition to Lessee’s rights to use and occupy the Premises as hereinafter specified, Lessee shall not have non-exclusive rights to any utility raceways of the Building containing the Premises (“Building”) and to the Common Areas (as defined in Paragraph 2.7 below), but shall not have any rights to the roof or exterior wall of the Building or to any other buildings in the Project. The Premises, the Building, the Common Areas, the land upon which they are located, along with all other buildings and improvements thereon, are herein collectively referred to as the “Project.” (See also Paragraph 2)

1.2(b) Parking: fifty-five (55) reserve vehicle parking spaces. (See also Paragraph 2.6)

1.3 Term: five (5) years and two (2) months (“Original Term”) commencing on the Commencement Date (as defined in Addendum Paragraph 53) and ending five (5) years and two (2) months thereafter (“Expiration Date”). (See also Paragraph 3 and Addendum Paragraph 52)

1.4 Early Possession: (“Early Possession”).

(See also Paragraphs 3.2 and 3.3)

1.5 Base Rent: $ 36,557.00 per month (“Base Rent”), payable on the First (1st) day of each month commencing on the third (3rd) month of the Original Term . (See also Paragraph 4 and Addendum Paragraph 50)

[X] If this box is checked, there are provisions in this Lease for the Base Rent to be adjusted.

1.6 Lessee’s Share of Common Area Operating Expenses: thirty-one and 94/100 percent (31.94%) (“Lessee’s Share”). Lessee’s Share has been calculated by dividing the approximate square footage of the Premises by the approximate square footage of the project. See Addendum Paragraph 54. In the event that the size of the Premises and/or the Project are modified during the term of this Lease, Lessor shall recalculate Lessee’s Share to reflect such modification.

1.7 Base Rent and Other Monies Paid Upon Execution:

(a) Base Rent: $36,559.00 for the period third month of the Original Term

(b) Common Area Operating Expenses: $5,053.44 for the period first thirty (30) days of the Original Term.

(c) Security Deposit: $200,000.00 (See Addendum Paragraph 71) (“Security Deposit”). (See also Paragraph 5)

(d) Other: $ for

(e) Total Due Upon Execution of this Lease: $ 41,612.44 (See Addendum Paragraph 55)

1.8 Agreed Use: General business office, sales, warehouse, light assembly of hybrid drive systems and products, distribution of consumer products, materials and equipment. See Paragraph 56 of the Addendum. (See also Paragraph 6)

1.9 Insuring Party: Lessor is the “Insuring Party”. (See also Paragraph 8)

1.10 Real Estate Brokers: (See also Paragraph 15)

(a) Representations: The following real estate brokers (the “Brokers”) and brokerage relationships exist in this transaction (check applicable boxes):

[X] Fremont Associates (Eric Knirk)	represents Lessor exclusively (“Lessor’s Broker”);

[X] Klabin Company (Courtney Bell)	represents Lessee exclusively (“Lessee’s Broker”);

[ ]	represents both Lessor and Lessee (“Dual Agency”)

(b) Payment to Brokers: Subject to Paragraph 15, below, upon execution and delivery of this Lease by both Parties, Lessor shall pay to Lessor’s Broker the Brokers the brokerage fee agreed to in subject to the terms of a separate written agreement (or if there is no such agreement, the .sum of or % of the total Base Rent for the brokerage services rendered by Lessor’s Broker the Brokers).

1.11 Guarantor. The obligations of the Lessee under this Lease are to be guaranteed by None (“Guarantor”). (See also Paragraph 37)

1.12Attachments. Attached hereto are the following, all of which constitute a part of this Lease;
[X] an Addendum consisting of Paragraphs 50	through 72

[X] a site plan depicting the Premises; Exhibit A
[X] a site plan depicting the Project; Exhibit B
[X] a current set of the Rules and Regulations for the Project; Exhibit C
[ ] a current set of the Rules and Regulations adopted by the owners’ association;

[ ] a Work Letter;

[X] other (specify); Environmental Questionnaire and Disclosure Statement (Exhibit E) Parking Plan (Exhibit E); Tenants Improvements Description (Exhibit F); Form of Letter of Credit (Exhibit G) Option to Extend Rider (Rider No. 1); Hazardous Substance Rider (Rider No, 2); Permitted Transfers (Rider No, 3).

2. Premises.

2.1 Letting. Lessor hereby leases to Lessee, and Lessee hereby teases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating Rent, is an approximation which the Parties agree is reasonable and any payments based thereon are not subject to revision whether or not the actual size is more or less. NOTE: Lessee is advised to verify the actual size prior to executing this Lease.

2.2 Condition. Lessor shall deliver that portion of the Premises contained within the Building (‘Unit”) to Lessee broom clean and free of debris on the Commencement Date or the Early Possession Daley whichever first occurs (“Start Date”}, and, so long as the required service contracts described in Paragraph 7.1(b) below are obtained by Lessee and in effect within thirty days following the Start Early Entry Date, warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems (“HVAC”), loading doors, sump pumps, if any, and all other such elements in the Unit, other than those constructed by Lessee (or required to be constructed by Lessee), shaft be in good operating condition on said date, that the structural elements of the roof, bearing walls and foundation of the Unit shall be free of material defects, and that the Unit does not contain hazardous levels of any mold or fungi defined as toxic under applicable state or federal law, If a non-compliance with such warranty exists as of the Start Commencement Date, or if one of such systems or elements should malfunction or fail within the appropriate warranty period, Lessor shall, as Lessor’s sole obligation with respect to such matter, except as otherwise provided In this Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, rectify same at Lessor’s expense. The warranty periods shall be for as follows: (i) 6 three (3) months following the Commencement Date as to the HVAC systems; and (ii) 30 days as to the remaining-systems and other-elements of the Unit., If Lessee does not give Lessor the required written notice within the appropriate warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Lessee at Lessee’s sole cost and expense (except for the repairs to the fire sprinkler systems, roof, foundations, and/or bearing walls except to the extent such repairs are necessitated by the actions or inactions of Lessee or its employees, agents or representatives — see Paragraph 7). See Addendum Paragraph 55.

2.3 Compliance. Lessor warrants that In the best of its actual knowledge the improvements on the Premises and the Common Areas comply with the building codes that were in effect at the time that each such Improvement, or portion thereof, was constructed, and also with all applicable laws, covenants or restrictions of record, regulations, and ordinances in effect on the Commencement Start Date (“Applicable Requirements”). Said warranty does not apply to the use to which Lessee will put the Premises, modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Lessee’s use (see Paragraph 49), or to any Alterations or Utility Installations (as defined in Paragraph 7.3(a)) made or to be made by Lessee or improvements that may be required by laws, covenants, restrictions and regulations otherwise applicable to or resulting from the Lessee improvements. NOTE: Lessee is responsible for determining whether or not the Applicable Requirements and especially the zoning are appropriate for Lessee’s intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, except to the extent necessitated by the actions or inactions of lessee or its employees, agents or representatives Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify the same at Lessor’s expense, provided, however, if If Lessee does not give Lessor written notice of a non-compliance with this warranty within three (3) 6 months following the Starts Commencement Date, correction of that non-compliance shall be the obligation of Lessee at Lessee’s sole cost and expense, If the Applicable Requirements are hereafter changed so as to require during the term of this Lease the construction of an addition to or an alteration of the Unit, Premises and/or Building, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Unit, Premises and/or Building (“Capital Expenditure”), Lessor and Lessee shall allocate the cost of such work as follows:

(a) Subject to Paragraph 2.3(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants in general, Lessee shall be fully responsible for the cost thereof, provided, however that if such Capital Expenditure is required during the last 2 years of this Lease and the cost thereof exceeds 6 months’ Base Rent, Lessee may instead terminate this Lease unless Lessor notifies Lessee, in writing, within 10 days after receipt of Lessee’s termination notice that Lessor has elected to pay the difference between the actual cost thereof and the amount equal to 6 months’ Base Rent. If Lessee elects termination, Lessee shall immediately cease the use of the Premises which requires such Capital Expenditure and deliver to Lessor written notice specifying a termination date at least 90 days thereafter. Such termination date shall, however, in no event be earlier than the last day that Lessee could legally utilize the Premises without commencing such Capital Expenditure.

(b) If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor shall pay for such Capital Expenditure and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease, on the date that on which the Base Rent is due, an amount equal to 144th of the portion of such costs reasonably attributable to the Premises. Lessee shall pay Interest on the balance but may prepay its obligation at any time. If, however, such Capital Expenditure is required during the last 2 years of this Lease or if Lessor reasonably determines that it is not economically feasible to pay Its share thereof, Lessor shall have the option to terminate this Lease upon 90 days prior written notice to Lessee unless Lessee notifies Lessor, in writing, within 10 days after receipt of Lessor’s termination notice that Lessee will pay for such Capital Expenditure. If Lessor does not elect to terminate, and fails to tender its share of any such Capital Expenditure. Lessee may advance such funds and deduct same, with Interest, from Rent until Lessor’s share of such costs have been fully paid. If Lessee is unable to finance Lessor’s share, or if the balance of the Rent due and payable for the remainder of this Lease is not sufficient to fully reimburse Lessee on an offset basis, Lessee shall have the right to terminate this Lease upon 33 days written notice to Lessor.

(c) Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to non-voluntary, unexpected, and new Applicable Requirements if the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in use, change in intensity of use, or modification to the Premises then, and in that event, Lessee shall either: (i) immediately cease such changed use or intensity of use and/or take such other steps as may be necessary to eliminate the requirement for such Capital Expenditure, or {ii) complete such Capital Expenditure at its own expense, Lessee shall not have any right to terminate this Lease.

2.4 Acknowledgements. Lessee acknowledges that: (a) it has been advised by Lessor and/or Brokers to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC, roof, and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Lessee’s intended use, (b) Lessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (c) neither Lessor, Lessor’s agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease. In addition, Lessor acknowledges that: (i) Brokers have made no representations, promises or warranties concerning Lessee’s ability to honor the Lease or suitability to occupy the Premises, and (ii) it is Lessor’s sole responsibility to investigate the financial capability and/or suitability of all proposed tenants. (See Addendum Paragraph 55)

2.5 Lessee as Prior Owner/Occupant. The warranties made by Lessor in Paragraph 2 shall be of no force or effect if immediately prior to the Start Sate Lessee was the owner or occupant of the Premises. In such event, Lessee shall be responsible for any necessary corrective work. Intentionally Omitted.

2.6 Vehicle Parking. Lessee shall be entitled to use the number of parking spaces specified in Paragraph 1.2(b) on those portions of the Common Areas designated from lime to time by Lessor for parking. Lessee shall not use more parking spaces than said number. Said parking spaces shall be used for parking by vehicles no larger than full-size passenger automobiles or pick-up trucks, herein called “Permitted Size Vehicles.” Lessor may regulate the loading and unloading of vehicles by adopting Rules and Regulations as provided In Paragraph 2.9 as otherwise directed by Lessor. No vehicles other than Permitted Size Vehicles may be parked in the Common Area without the prior written permission of Lessor, In addition:

(a) Lessee shall not permit or allow any vehicles that belong to or are controlled by Lessee or Lessee’s employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Lessor for such activities.

(b) Lessee shall not service or store any vehicles in the Common Areas,

(c) If Lessee permits or allows any of the prohibited activities described in this Paragraph 2.6, then Lessor shat] have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Lessee, without any liability thereto, which cost shall be immediately payable upon demand by Lessor.

2.7 Common Areas — Definition. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and Installations within the Unit that are provided and designated by the Lessor from time to time for the general non-exclusive use of Lessor, Lessee and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas. Notwithstanding the foregoing, Lessee shall be responsible for its own trash service, water, utilities, electrical services, janitorial services and other similar act-vises as reasonably determined by Lessor, which shall not constitute Common Areas.

2.8 Common Areas — Lessee’s Rights. Lessor grants to Lessee, for the benefit of Lessee and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Lessor under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Lessor or Lessor’s designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Lessor shall have the right, without notice, and liability in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

2.9 Common Areas — Rules and Regulations. Lessor or such other person(s) as Lessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce-reasonable rules and regulations (“Rules and Regulations”) for the management, safety, care, and cleanliness of the grounds, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Project and their invitees. Lessee agrees to abide by and conform to all such Rules and Regulations, and shall use its best efforts to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Lessor shall not be responsible to Lessee for the non-compliance with said Rules and Regulations by other tenants of the Project.

2.10 Common Areas — Changes. Lessor shall have the right, in Lessor’s sole discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the Location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so tong as reasonable access to the Premises remains available;

(c) To designate other land outside the boundaries of the Project to be a part of the Common Areas;

(d) To change the number of add additional buildings and improvements to the Common Areas;

(e) To use the Common Areas while engaged in making additional improvements, maintenance, repairs or alterations to the Project, or any portion thereof; and

(f) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Project as Lessor may, in the exercise of sound business judgment; deem to be appropriate.

3. Term.

3.1 Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3.

3.2 Early Possession. If Lessee totally or partially occupies the Premises prior to the Commencement Date, the obligation to pay Base Rent shall be abated for the period of such early possession. All other terms of this Lease (including but not limited to the obligations to pay Lessee’s Share of Common Area Operating Expenses, Real Property Taxes and insurance premiums and to maintain the Premises) shall be in effect during such period. Any early possession shall not affect the Expiration Date.

3.3 Delay in Possession. Lessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises to Lessee by the Commencement Date. If, despite said efforts, Lessor is unable to deliver possession as agreed, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or change the Expiration Date. Lessee shall not, however, be obligated to pay Rent or perform its other obligations until Lessor delivers possession of the Premises and any period of rent abatement that Lessee would otherwise have enjoyed shall run from the date of the delivery of possession and continue for a period equal to what Lessee would otherwise have enjoyed, but minus any days of delay caused by the acts or omissions of Lessee. If possession is not delivered within 60 days after the Commencement Date, Lessee may, at its option, by notice in writing within 10 days after the end of such 60 day period, cancel this Lease, in which event the Parties shall be discharged from all obligations hereunder. If such written notice is not received by Lessor within said 10 day period, Lessee’s right to cancel this Lease as aforesaid, any period of rent abatement that Lessee would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Lessee would otherwise have enjoyed under the terms hereof, but minus any days of delay caused by the acts or omissions of Lessee. If possession of the Premises is not delivered within 4 months after the Commencement Date, this Lease shall terminate unless other agreements are reached between Lessor and Lessee in writing.

3.4 Lessee Compliance. Lessor shall not be required to tender possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Paragraph 8.5). Pending delivery of such evidence, Lessee shall be required to perform ail of its obligations under this Lease from and after the Start Commencement Date, including the payment of Rent, notwithstanding Lessor’s election to withheld possession pending receipt of such evidence of insurance. Further, If Lessee is required to perform any other conditions prior to or concurrent with the Start Commencement Date, the Start Commencement Date shall occur but Lessor may elect to withhold possession until such conditions am satisfied,

4. Rent.

4.1 Rent Defined. All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent (“Rent”).

4.2 Common Area Operating Expenses. Lessee shall pay to Lessor during the term hereof, in addition to the Base Rent, Lessee’s Share (as specified in Paragraph 1.6) of all Common Area Operating Expenses, as hereinafter defined, during each calendar year of the term of this Lease, in accordance with the following provisions:

(a) “Common Area Operating Expenses” are defined, for purposes of this Lease, as all costs incurred by Lessor relating to the ownership and operation of the Project, including, but not limited to, the following:

(i) The operation, repair and maintenance, in neat, clean, good order and condition, and if necessary the replacement, of the following:

(aa) The Common Areas and Common Area improvements, including parking areas (reserved or Unreserved), loading and unloading areas, trash areas, roadways, parkways, walkways, driveways, landscaped areas, bumpers, irrigation systems, Common Area lighting facilities, fences and gates, elevators, roots, and roof drainage systems.

(bb) (cc)	Exterior signs and any tenant directories. Any fire sprinkler systems.

(ii) The cost of water, gas, electricity and telephone to service the Common Areas and any utilities not separately metered.

(iii) The cost of trash disposal, pest control services, property management, security services, owners’ association dues and fees, the cost to repaint the exterior of any structures and the cost of any environmental inspections.

(iv) Reserves set aside for maintenance, repair and/or replacement of Common Area improvements and equipment.

(v) Real Property Taxes (as defined in Paragraph 10).

(vi) The cost of the premiums for the insurance maintained by Lessor pursuant to Paragraph 8.

(vii) Any deductible portion of an insured loss concerning the Building or the Common Areas.

(viii) Auditors’, accountants’ and attorneys’ fees and costs related to the operation, maintenance, repair and replacement of the Project.

(ix) The cost of any capital improvement to the Building or the Project not covered under the provisions of Paragraph 22 provided, however, that Lessor shall allocate the cost of any such capital improvement over a 12 year period and Lessee shall not be required to pay more than Lessee’s Share of 11144th of the cost of such capital improvement in any given month.

(x) The cost of any other services to be provided by Lessor that are stated elsewhere in this Lease to be a Common Area Operating Expense.

(b) Any Common Area Operating Expenses and Real Property Taxes that are specifically attributable to the Unit, the Building or to any other building in the Project or to the operation, repair and maintenance thereof, shall be allocated entirely to such Unit, Building, or other building, However, any Common Area Operating Expenses and Real Property Taxes that are not specifically attributable to the Building or to any other building or to the operation, repair and maintenance thereof, shall be equitably allocated by Lessor to all buildings in the Project.

(c) The inclusion of the improvements, facilities and services set forth in Subparagraph 4.2(a) shall not be deemed to impose an obligation upon Lessor to either have said improvements or facilities or to provide those services unless the Project already has the same, Lessor already provides the services, or Lessor has agreed elsewhere in this Lease to provide the same or some of them.

(d) Lessee’s Share of Common Area Operating Expenses is payable monthly on the same day as the Base Rent Is due hereunder. The amount of such payments shall be based on Lessor’s estimate of the annual Common Area Operating Expenses. Within 60 days after written request (but not more than once each year) Lessor shall deliver to Lessee a reasonably detailed statement showing Lessee’s Share of the actual Common Area Operating Expenses incurred during the preceding year, If Lessee’s payments during such year exceed Lessee’s Share, Lessor shall credit the amount of such over-payment against Lessee’s future payments. If Lessee’s payments during such year were less than Lessee’s Share, Lessee shall pay to Lessor the amount of the deficiency within 10 days after delivery by Lessor to Lessee of the statement.

(e) Common Area Operating Expenses shall not include any expenses paid by any tenant directly to third parties, or as to which Lessor is otherwise reimbursed by any third party, other tenant, or insurance proceeds.

4.3 Payment. Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which It is due. All monetary amounts shall be rounded to the nearest whole dollar. In the event that any invoice prepared by Lessor is inaccurate such inaccuracy shall not constitute a waiver and Lessee shall be obligated to pay the amount set forth in this Lease. Rent for any period during the term hereof which is for less than one full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s rights to the balance of such Rent, regardless of Lessor’s endorsement of any check so stating in the event that any check, draft, or other instrument of payment given by Lessee to Lessor Is dishonored for any reason, Lessee agrees to pay to Lessor the sum of $25 in addition to any Late Charge and Lessor, at its option, may require all future Rent be paid by cashier’s check. Payments will be applied first to accrued late charges and attorney’s fees, second to accrued interest, then to Base Rent and Common Area Operating Expenses, and any remaining amount to any other outstanding charges or costs.

5. Security Deposit. Lessee shall deposit with Lessor upon execution hereof the Security Deposit as security for Lessee’s faithful performance of its obligations under this Lease. If Lessee fails to pay Rent, or otherwise Defaults under this Lease, Lessor may use, apply or retain all or any portion of said Security Deposit, as determined solely by Lessor, for the payment of any amount due already due Lessor, for Rents which will be due in the future, and/or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof or Lessee’s other breach herein. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within 10 days after written request therefor deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. If the Base Rent increases during the term of this Lease, Lessee shall, upon written request from Lessor, deposit additional monies with Lessor so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Base Rent as the initial Security Deposit bore to the initial Base Rent. Should the Agreed Use be amended to accommodate a material change in the business of Lessee or to accommodate a sublessee or assignee, Lessor shall have the right to increase the Security Deposit to the extent necessary, in Lessor’s reasonable Judgment, to account for any increased wear and tear or increased risk or liability that the Premises may suffer Or be subject to as a result thereof. If a change in control of Lessee occurs during this Lease and following such change the financial condition of Lessee is, in Lessor’s reasonable judgment, significantly reduced, Lessee shall deposit such additional monies with Lessor, or increase the Letter of Credit by such amount pursuant to the terms of Paragraph 55 of the Addendum, as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on such change in financial condition. Lessor shall not be required to keep the Security Deposit separate from its general accounts. Within 90 days after the expiration or termination of this Lease, Lessor shall return that portion of the Security Deposit not used or applied by Lessor. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under this Lease. Lessee acknowledges and agrees that the Security Deposit may be applied towards any rent or other sum in default or otherwise owing to Lessor by Lessee following the expiration or earlier termination of this Lease as allowed under Section 1951.2 of the California Civil Code. In connection therewith, Lessee hereby waives the provisions of Section 1950.7 of the California Civil Code. See Addendum Paragraph 71.

6. Use.

6.1 Use. Lessee shall use and occupy the Premises only for the Agreed Use, or any other legal use which is reasonably comparable thereto, and for no other purpose without Lessor’s prior written consent which may be given or withheld in Lessor’s sole and absolute discretion, Further, Lessee shall not use or permit the use of the Premises in a manner that Is unlawful, creates damage, waste or a nuisance, or that disturbs occupants of or causes damage to neighboring premises or properties. Other than guide, signal and seeing eye dogs, Lessee shall not keep or allow in the Premises any pets, animals, birds, fish, or reptiles. Lessor. shall-not-unreasonably withhold or delay its consent to any written request for a modification of the Agreed Use, so long as the same will not impair the-structural integrity of the Building or the mechanical or electrical systems therein, and/or is not significantly more burdensome to the Project. If Lessor elects to withhold consent; Lessor shall within 7 days after such request give written notification of same, which notice shall include an explanation of Lessor’s objections to the change in the Agreed Use.

6.2 Hazardous Substances.

(a) Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product. substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (f) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof, Lessee shall not engage in or permit any activity in or on the Premises or the Project which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor, which may be withheld In Lessor’s sole and absolute discretion and timely compliance (at Lessee’s expense) with all Applicable Requirements. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or Oil} the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit. See Addendum Paragraph 56.

(b) Duty to Inform Lessor. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor (unless the content, concentration, or extent of the Hazardous Substance has changed, in which event, notice thereof shall be given), Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance. See Addendum Paragraph 56.

(c) Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled used, brought on or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s expense and liability, comply with all Applicable Requirements and take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Lessee, or any third party. See Addendum Paragraph 56.

(d) Lessee indemnification. Lessee shall indemnify, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee, or any third party (provided, however, that Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from areas outside of the Project not caused or contributed to by Lessee). Lessee’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and/or abatement, dimimution in value of the Project, or Premises, damages for the loss or restriction or the use of the Premises or Project, damages arising from any adverse impact on marketing of the Premises or the Project, and all sums paid in settlement of such claims, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement.

(e) Lessor Indemnification. Lessor and its successors and assigns shall indemnify, defend, reimburse and hold Lessee, its employees and lenders, harmless from and against any and all environmental damages, including the cost of remediation, which are suffered as a direct result of Hazardous Substances on the Premises prior to Lessee taking possession or which are caused by the gross negligence or willful misconduct or Lessor, its agents or employees. Lessor’s obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. Intentionally Omitted.

(f) Investigations and Remediations. Lessor shall retain the responsibility and pay for any investigations or remdiation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prio to the Lessee taking possession, unless such remediation measure is required as a result of Lessee’s use (including “Alterations”, as defined in paragraph 7.3(a) below) of the Premises, in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor’s agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor’s investigative and remedial responsibilities. Intentionally Omitted.

(g) Lessor Termination Option. If a Hazardous Substance Condition (see Paragraph 9,1(e)) occurs during the term of this Lease, unless Lessee is legally responsible therefor (In which case Lessee shall make the investigation and remediation thereof required by the Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor’s rights under Paragraph 6.2(d) and Paragraph 13), Lessor may, at Lessor’s option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to remediate such condition exceeds 12 times the then monthly Base Rent or $100,000, whichever is greater, give written notice to Lessee, within 30 days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition, of Lessor’s desire to terminate this Lease as of the date 60 days following the data of such notice in the event Lessor elects to give a termination notice, Lessee may, within 10 days thereafter, give written notice to Lessor of Lessee’s commitment to pay the amount by which the cost of the remediation of such Hazardous Substance Condition exceeds an amount equal to 12 times the then monthly Base Rent or 5100,000, whichever is greater. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days following such commitment. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such remediation as soon as reasonably possible after the required funds are available. If Lessee does not give such notice and provide the required funds or assurance thereof within the time provided, this Lease shall terminate as of the date specified In Lessor’s notice of termination.

6.3 Lessee’s Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Lessee shall, at Lessee’s sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Lessor’s engineers and/or consultants which relate in any manner la such Requirements, without regard to whether said Requirements are now in effect or become effective after the Start Commencement Date. Lessee shall, within 10 days after receipt of Lessor’s written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee’s compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or Involving the failure of Lessee or the Premises to comply with any Applicable Requirements. Likewise, Lessee shall immediately give written notice to Lessor of: (i) any water damage to the Premises and any suspected seepage, pooling, dampness or other condition conducive to the production of mold; or (ii) any mustiness or other odors that might indicate the presence of mold In the Premises.

6.4 Inspection; Compliance. Lessor and Lessor’s “Lender” (as defined in Paragraph 30) and consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. The cost of any such Inspections shall be paid by Lessor, unless a violation of Applicable Requirements or a Hazardous Substance Condition (see Paragraph 9.1) is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Lessee shall upon request reimburse Lessor for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination, In addition, Lessee shall provide copies of all relevant material safety data sheets (MSDS) to Lessor within 10 days of the receipt of written request therefor.

7. Maintenances Repairs, Utility Installations; Trade Fixtures and Alterations.

7.1 Lessee’s Obligations.

(a) In General. Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 6.3 (Lessee’s Compliance with Applicable Requirements), 7.2 (Lessor’s Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee’s sole expense, keep the Premises, Utility Installations (intended for Lessee’s exclusive use, no matter where located), and Alterations in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, alt equipment or facilities, such as plumbing, HVAC equipment, electrical, lighting facilities, boilers, pressure vessels, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights but excluding any items which are the responsibility of Lessor pursuant to Paragraph 7.2, Lessee, In keeping the Premises In good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 7-1(b) below. Lessee’s obligations shall Include restorations, replacements or renewals, whether capital or non-capital in nature, when necessary to keep the Premises and all Improvements thereon or a part thereof in good order, condition and stale of repair.

(b) Service Contracts. Lessee shall, at Lessee’s sole expense, procure and maintain contracts, terminable at will, with copies to Lessor, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler and pressure vessels, (iii) clarifiers, and (iv) any other equipment, if reasonably required by Lessor. However, Lessor reserves the right, upon notice to Lessee, to procure and maintain any or all of such service contracts, and Lessee shall reimburse Lessor, upon demand, for the cost thereof.

(c) Failure to Perform. If Lessee fails to perform Lessee’s obligations under this Paragraph 7.1, Lessor may enter upon the Premises after 10 days’ prier written notice to Lessee (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Lessee’s behalf, and put the Premises in good order, condition and repair, and Lessee shall promptly pay to Lessor a sum equal to 115% of the cost thereof.

(d) Replacement. Subject to Lessee’s indemnification of Lessor as set forth in Paragraph 8.7 below, and without relieving Lessee of liability resulting from Lessee’s failure to exercise and perform good maintenance practices, if an item described in Paragraph 7.1(b) cannot be repaired other than at a east which is in excess of 50% of the cost of replacing such item, then such item shall be replaced by Lessor, and the cost thereof shall be prorated between the Parties and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease, on the date on which Base Rent is due, an amount equal to the product of multiplying the cost of such replacement by a fraction, the numerator of which is one, and the denominator of which is 144 (i.e. 1/144th of the cost per month). Lessee shall pay Interest on the unamortized balance but may prepay its obligation at any time.

7.2 Lessor’s Obligations. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 4.2 (Common Area Operating Expenses), 6 (Use), 7.1 (Lessee’s Obligations), 9 (Damage or Destruction) and 14 (Condemnation), Lessor, subject to reimbursement pursuant to Paragraph 4.2, shall keep In good order, condition and repair the foundations, structural walls, exterior walls, structural condition of interior bearing walls, exterior roof, fire sprinkler system, Common Area fire alarm and/or smoke detection systems, fire hydrants, parking lots, walkways, parkways, driveways, landscaping, fences, signs and utility systems serving the Common Areas and all parts thereof, as well as providing the services for which there is a Common Area Operating Expense pursuant to Paragraph 4.2. Lessor shall not be obligated to paint the exterior or interior surfaces of exterior walls nor shall Lessor be obligated to maintain, repair or replace windows, doors or plate glass of the Premises or to replace, repair or alter the HVAC or roof, subject to Paragraph 2.4. Lessee expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease. See Addendum Paragraph 57.

7.3 Utility Installations; Trade Fixtures; Alterations.

(a) Definitions. The term “Utility Installations” refers to all floor and window coverings, air and/or vacuum lines, power panels, electrical distribution, security and fire protection systems, communication cabling, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the Premises, The term “Trade Fixtures” shall mean Lessee’s machinery and equipment that can be removed without doing material damage to the Premises. The term “Alterations” shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by modification, addition or deletion. “Lessee Owned Alterations and/or Utility installations” are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4(a).

(b) Consent. Lessee shall not make any Alterations or Utility Installations to the Premises without Lessor’s prior written consent, which may be withheld in Lessor’s sole and absolute discretion. Lessee may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Lessor, as long as they are not visible from the outside, do not involve puncturing, relocating, significantly altering or removing the roof or any existing walls, will not affect the electrical, plumbing, HVAC, and/or fife safety systems, and the cumulative cost thereof during this Lease as extended does not exceed a sum equal to 3 month’s Base Rent in the aggregate or a sum equal to one month’s Base Rent in any one year. Notwithstanding the foregoing, Lessee shall not make or permit any roof penetrations and/or install anything on the roof without the prior written approval of Lessor. Lessor may, as a precondition to granting such approval, require Lessee to utilize a contractor chosen and/or approved by Lessor. Any Alterations or Utility Installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans. Consent shall be deemed conditioned upon Lessee’s: (i) acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility installations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications. For work which costs an amount in excess of one month’s Base Rent, Lessor may condition its consent upon Lessee providing a lien and completion bond in an amount equal to 150% of the estimated cost of such Alteration or Utility installation and/or upon Lessee’s posting an additional Security Deposit with Lessor.

(c) Liens; Bonds. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialman’s lien against the Premises or any interest therein. Lessee shall give Lessor not less than 10 days notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof/ If Lessor shall require, Lessee shall furnish a surety bond In an amount equal to 150% of the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same, If Lessor elects to participate in any such action, Lessee shall pay Lessor’s attorneys’ fees and costs.

7.4 Ownership; Removal; Surrender; and Restoration.

(a) Ownership. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Lessor may, at any time, elect in writing to be the owner of all or any specified part of the Lessee Owned Alterations and Utility Installations. Unless otherwise instructed per paragraph 7.4(b) hereof, all Lessee Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the properly of Lessor and be surrendered by Lessee with the Premises.

(b) Removal. By delivery to Lessee of written notice from Lessor not earlier than 90 and not later than 30 days prior to the end of the term of this Lease, Lessor may require that any or all Lessee Owned Alterations or Utility Installations be removed by the expiration or termination of this Lease. Notwithstanding the foregoing, Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations or Utility Installations made without the required consent.

(c) Surrender; Restoration. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Notwithstanding the foregoing, if this Lease is for 12 months or less, then Lessee shall surrender the Premises in the same condition as delivered to Lessee on the Start Commencement Date with NO allowance for ordinary wear and tear. Lessee shall repair any damage occasioned by the installation, repair, maintenance or removal of Trade Fixtures, Lessee owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee. Lessee shall also completely remove from the Premises any and all Hazardous Substances brought onto the Premises by or for Lessee, or any third party (except Hazardous Substances which were deposited via underground migration from areas outside of the Project) even if such removal would require Lessee to perform or pay for work that exceeds statutory requirements, Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee prior to the expiration or termination of this Lease. Any personal property of Lessee not removed on or before the Expiration Late or any earlier termination date shall be deemed to have been abandoned by Lessee and may be disposed of or retained by Lessor as Lessor may desire and Lessee shall pay Lessor 115% of the costs of such disposal. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4(c) without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 26 below.

8. Insurance; Indemnity.

8.1 Payment of Premiums. The cost of the premiums for the insurance policies required to be carried by Lessor, pursuant to Paragraphs 8.2(b), 8.3(a) and 8.3(b), shall be a Common Area Operating Expense. Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Start Date or Expiration Date.

8.2 Liability Insurance.

(a) Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability policy of insurance protecting Lessee and Lessor as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 $2,000,000 per occurrence with an annual aggregate of not less than $2;000;000 $5,000,000. Lessee shall add Lessor as an additional insured by means of an endorsement at least as broad as the Insurance Service Organization’s “Additional Insured-Managers or Lessors of Premises” Endorsement and coverage shall also be extended to include damage caused by heal, smoke or fumes from a hostile tire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Lessee’s indemnity obligations under this Lease. The limits of said Insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. Lessee shall provide an endorsement on its liability policy(ies) which provides that its insurance shall be primary to and not contributory with any similar Insurance carried by Lessor, whose insurance shall be considered excess insurance only.

(b) Carried by Lessor. Lessor shall maintain liability Insurance as described in Paragraph 8.2(a), in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional Insured therein.

8.3 Property Insurance — Building, Improvements and Rental Value.

(a) Building and Improvements. Lessor shall obtain and keep in force a policy or policies of insurance in the name of Lessor, with loss payable to Lessor, any ground-lessor, and to any Lender insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full insurable replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lender, but in no event more than the commercially reasonable and available insurable value thereof. Lessee Owned Alterations and Utility Installations, Trade Fixtures, and Lessee’s personal property shall be insured by Lessee under Paragraph 8.4. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless required by a Lender, In Lessors discretion), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase In the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers far the city nearest to where the Premises are located if such insurance coverage has a deductible clause, the deductible amount shall not exceed $1,000 $5,000 per occurrence. See Addendum Paragraph 58.

(b) Rental Value. Lessor shall also obtain and keep in force a policy or policies in the name of Lessor with loss payable to Lessor and any Lender, insuring the loss of the full Rent for one year with an extended period of indemnity for an additional 180 days (“Rental Value insurance”). Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Lessee, for the next 12 month period.

(c) Adjacent Premises. Lessee shall pay for any increase in the premiums for the property insurance of the Building and for the Common Areas or other buildings in the Project if said Increase Is caused by Lessee’s acts, omissions, use or occupancy of the Premises.

(d) Lessee’s improvements. Since Lessor is the Insuring Party, Lessor shall not be required to insure Lessee Owned Alterations and Utility installations unless the Item in question has become the property of Lessor under the terms of this Lease. See Addendum Paragraph 58(a).

8.4 Lessee’s Property; Business interruption Insurance.

(a) Property Damage, Lessee shall obtain and maintain insurance coverage on all of Lessee’s personal property, Trade Fixtures, and Lessee Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $1,000 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations. Lessee shall provide Lessor with written evidence that such insurance is in force.

(b) Business Interruption. Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

(c) No Representation of Adequate Coverage. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee’s property, business operations or obligations under this Lease. See Addendum Paragraph 58(b).

8.5 Insurance Policies. Insurance required herein shall be by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least A-, VI XIV, as set forth in the most current issue of “Best’s Insurance Guide”, or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Start Commencement Date, deliver to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after 30 days prior written notice to Lessor. Lessee shall, at least 10 days prior to the expiration of such policies, furnish Lessor with evidence of renewals or “insurance binders” evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fall to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same. See Addendum Paragraph 58(c).

8.6 Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby. See Addendum Paragraph 58.

8.7 Indemnity. Except for Lessor’s gross negligence or willful misconduct, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor’s master or ground lessor, partners and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified. See Addendum Paragraph 58.

8.8 Exemption of Lessor and Its Agents from Liability. Notwithstanding the negligence or breach of this Lease by Lessor or its agents, neither Lessor nor its members, manager , employees, partners or agents shall be liable under any circumstances for: (i) Injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building, or from other sources or places, (ii) any damages arising from any act or neglect of any other tenant of Lessor or from the failure of Lessor or its agents to enforce the provisions of any other lease in the Project, or (ill) injury to Lessee’s business or for any loss of income or profit therefrom. Instead, it is intended that Lessee’s sole recourse in the event of such damages or injury be to file a claim on the insurance policy(les) that Lessee is required to maintain pursuant to the provisions of paragraph 8. See Addendum Paragraph 58.

8.9 Failure to Provide Insurance. Lessee acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Lessor to risks and potentially cause Lessor to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain, Accordingly, for any month or portion thereof that Lessee does not maintain the required insurance and/or does not provide Lessor with the required binders or certificates evidencing the existence of the required insurance, the Base Rent shall be automatically increased, without any requirement for notice to Lessee, by an amount equal to 10% of the then existing Base Rent or S100, whichever is greater. The parties agree that such Increase in Base Rent represents fair and reasonable compensation for the additional risk/costs that Lessor will incur by reason of Lessee’s failure to maintain the required insurance, Such increase in Base Rent shall in no event constitute a waiver of Lessee’s Default or Breach with respect to the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Lessee of its obligation to maintain the insurance specified in this Lease.

9. Damage or Destruction.

9.1 Definitions.

(a) “Premises Partial Damage” shall mean damage or destruction to the Improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which can reasonably be repaired in 3 months or less from the date of the damage or destruction, and the cost thereof does not exceed a sum equal to 6 month’s Base Rent. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total. Notwithstanding the foregoing, Premises Partial Damage shall not include damage to windows, doors, and/or other similar items which Lessee has the responsibility to repair or replace pursuant to the provisions of Paragraph 7.1.

(b) “Premises Total Destruction” shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in 3 months or less from the date of the damage or destruction and/or the cost thereof exceeds a sum equal to 6 month’s Base Rent. Lessor shall notify Lessee In writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(c) “Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described In Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

(d) “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

(e) “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 6.2(a), in, on, or under the Premises which requires repair, remediation, or restoration.

9.2 Partial Damage — Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor’s expense, repair such damage (but not Lessee’s Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect: provided, however, that Lessee shall, at Lessor’s election, make the repair of any damage or destruction the total cost to repair of which Is $10,000 or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within 10 days fallowing receipt of written notice of such shortage and request therefor, If Lessor receives said funds or adequate assurance thereof within said 10 day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect, If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within 10 days thereafter to: (1) make such restoration and repair as is commercially reasonable with Lessor paying any shortage In proceeds, in which case this Lease shall remain In full force and effect, or (ii) have this Lease terminate 30 days thereafter. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs If made by either Party.

9.3 Partial Damage — Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee’s expense). Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor’s expense, In which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within 30 days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective 60 days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within 10 days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

9.4 Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate 60 days following such Destruction. If the damage or destruction was caused by the gross negligence or willful misconduct of Lessee, Lessor shall have the right to recover Lessor’s damages from Lessee, except as provided in Paragraph 8.6.

9.5 Damage Near End of Term. If at any time during the last 6 months of this Lease there is damage for which the cost to repair exceeds one month’s Base Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective 60 days following the date of occurrence of such damage by giving a written termination notice to Lessee within 30 days after the date of occurrence of such damage. Notwithstanding the foregoing, If Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is 10 days after Lessee’s receipt of Lessor’s written notice purporting to terminate this Lease, or (I€) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect, if Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee’s option shall be extinguished.

9.6 Abatement of Rent; Lessee’s Remedies.

(a) Abatement. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee or its employees, agents or representatives are is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee’s use of the Premises is materially impaired, but not to exceed the proceeds received from the Rental Value insurance. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

(b) Remedies. If Lessor shall be obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within 90 days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee’s election to terminate this Lease on a date not less than 60 days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within 30 days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within such 30 days, this Lease shall continue in full force and effect. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

9.7 Termination; Advance Payments. Upon termination of this Lease pursuant to Paragraph 6.2(g) or Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, In addition, return to Lessee so much of Lessee’s Security Deposit as has not been, or is not then required to be, used by Lessor.

10. Real Property Taxes.

10.1 Definition. As used herein, the term “Real Property Taxes” shall include any form of assessment: real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor In the Project, Lessor’s right to other income therefrom, and/or Lessor’s business of [easing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Project address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Project is located. The term “Real Property Taxes” shall also include any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Project, (i1) a change in the improvements thereon, and/or (ii) levied or assessed on machinery or equipment provided by Lessor to Lessee pursuant to this Lease. In calculating Real Property Taxes for any calendar year, the Real Property Taxes for any real estate tax year shall be included la the calculation of Real Property Taxes for such calendar year based upon the number of days which such calendar year and tax year have in common.

10.2 Payment of Taxes. Except as otherwise provided In Paragraph 10.3, Lessor shall pay the Real Property Taxes applicable to the Project, and said payments shall be Included in the calculation of Common Area Operating Expenses in accordance with the provisions of Paragraph 4.2. See Addendum Paragraph 61.

10.3 Additional Improvements. Common Area Operating Expenses shall not include Real Property Taxes specified in the tax assessor’s records and work sheets as being caused by additional improvements placed upon the Project by other lessees or by Lessor for the exclusive enjoyment of such other lessees. Notwithstanding Paragraph 10.2 hereof, Lessee shall, however, pay to Lessor at the time Common Area Operating Expenses are payable under Paragraph 4.2, the entirety of any increase in Real Property Taxes if assessed solely by reason of Alterations, Trade Fixtures or Utility Installations placed upon the Premises by Lessee or at Lessee’s request or by reason of any alterations or improvements to the Premises made by Lessor subsequent to the execution of this Lease by the Parties.

10.4 Joint Assessment. If the Building is not separately assessed, Real Property Taxes allocated to the Building shall be an equitable proportion of the Real Property Taxes for all of the land end improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available. Lessor’s reasonable determination thereof, in good faith, shall be conclusive.

10.5 Personal Property Taxes. Lessee shall pay prior to delinquency all taxes assessed against and levied upon Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee contained in the Premises. When possible, Lessee shall cause its Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor if any of Lessee’s said property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee’s property. In the event Lessee does not pay any such taxes in a timely manner, Lessor may, but is not obligated to, pay such taxes on behalf of Lessee, and Lessee shall reimburse Lessor within ten (10) days of such payment by Lessor, an administration fee of 15% of such tax amount paid by Lessee. Lessee shall indemnify, defend and hold Lessor harmless from such taxes.

11. Utilities and Services. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. Notwithstanding the provisions of Paragraph 4.2, if at any time In Lessor’s sole judgment, Lessor determines that Lessee is using a disproportionate amount of water, electricity or other commonly metered utilities, or that Lessee is generating such a large volume of trash as to require an increase in the size of the trash receptacle and/or an increase in the number of times per month that it is emptied, then Lessor may increase Lessee’s Base Rent by an amount equal to such Increased costs. There shall be no abatement of Rent and Lessor shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair or other cause beyond Lessor’s reasonable control or in cooperation with governmental request or directions.

12. Assignment and Subletting.

12.1 Lessor’s Consent Required.

(a) Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign or assignment”) or sublet all or any part of Lessee’s interest in this Lease or in the Premises without Lessor’s prior written consent.

(b) Unless Lessee is a corporation and its stock is publicly traded on a national stock exchange, a change in the control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of 25% or more of the voting control or equity interests of Lessee shall constitute a change in control for this purpose.

(c) The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee’s assets or interests occurs, which results or will result in a reduction of the Net Worth of Lessee by an amount greater than 25% of such Net Worth as it was represented at the lime of the execution of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, whichever was or is greater, shall be considered an assignment of this Lease to which Lessor may withhold its consent. “Net Worth of Lessee” shall mean the unconsolidated, tangible net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles.

(d) An assignment or subletting without consent shall, at Lessor’s option, be a Default curable after notice per Paragraph 13.1(e), or a noncurable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as a noncurable Breach, Lessor may either: (i) terminate this Lease, or (ii) upon 30 days written notice, increase the monthly Base Rent to 110% of the Base Rent then in effect. Further, in the event of such Breach and rental adjustment, (i) the purchase price of any option to purchase the Premises held by Lessee shall be subject to similar adjustment to 110% of the price previously in effect, and (ii) all fixed and non-fixed rental adjustments scheduled during the remainder of the Lease term shall be increased to 110% of the scheduled adjusted rent.

(e) Lessee’s remedy for any breach of Paragraph 12.1 by Lessor shall be limited to compensatory damages and/or injunctive relief.

(f) Lessor may reasonably withhold consent to a proposed assignment or subletting if Lessee is in Default at the time consent is requested.

(g) Notwithstanding the foregoing, allowing a de minimis portion of the Premises, ie. 20 square feet or less, to be used by a third early vendor in connection with the installation of a vending machine or payphone shall not constitute subletting.

12.2 Terms and Conditions Applicable to Assignment and Subletting.

(a) Regardless of Lessor’s consent, no assignment or subletting shall: (i) be effective without the express written assumption by such assignee or sublessee of the debt, liabilities and obligations of Lessee under this Lease, upon terms and conditions acceptable to Lessor, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee.

(b) Lessor may accept Rent or performance of Lessee’s obligations from any parson other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor’s right to exercise its remedies for Lessee’s Default or Breach.

(c) Lessors consent to any assignment or subletting shall not constitute consent to any subsequent assignment or subletting.

(d) In the event of any Default or Breach by Lessee. Lessor may proceed directly against Lessee, any Guarantors or anyone else responsible for the performance of Lessee’s obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor’s remedies against any other person or entity responsible therefore to Lessor, or any security held by Lessor.

(e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessors determination as to the business, financial and operational responsibility and appropriateness of the proposed assignee or sublessee (including, without limitation, current balance sheets, income statements and credit information), including but not limited to the intended use and/or required modification of the Premises, if any, together with a fee of $2,500 $500 as consideration for Lessor’s considering and processing said request. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested. (See also Paragraph 36)

(f) Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment, entering into such sublease, or entering into possession of the Premises or any portion thereof, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or Inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing.

(g) Lessor’s consent to any assignment or subletting shall not transfer to the assignee or sublessee any Option granted to the original Lessee by this Lease unless such transfer is specifically consented to by Lessor In writing. (See Paragraph 39.2)

12.3 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein;

(a) Lessee hereby assigns and transfers to Lessor all of Lessee’s Interest in all Rent payable on any sublease, and Lessor may collect such Rent and apply same toward Lessee’s obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Lessee’s obligations, Lessee may collect said Rent, In the event that the amount collected by Lessor exceeds Lessee’s than outstanding obligations any such excess shall be refunded to Lessee. Lessor shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee’s obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee’s obligations under this Lease, to pay to Lessor directly all Rent due and to became due under the sublease- Sublessee shall rely upon any such notice from Lessor and shall pay all Rents to Lessor without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary.

(b) In the event of a Breach by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of such sublessor.

(c) Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.

(d) No sublessee shall further assign or sublet all or any part of the Premises without Lessor’s prior written consent.

(e) Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee. See Addendum Paragraph 63.

13. Default; Breach; Remedies.

13.1 Default; Breach. A “Default” is defined as a failure by the Lessee to comply with or perform any of the terms, covenants,

conditions or Rules and Regulations under this Lease, a5 may be amended from time to time, A “Breach” Is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

(a) The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable Level of security, or where the coverage of the property insurance described in Paragraph 8.3 is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

(b) The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of-3 five (5) business days following written notice to Lessee.

(c) The commission of waste act or acts constituting public or private nuisance, and/or an illegal activity on the Premises by Lessee, where such actions continue for a period of 3 business days following written notice to Lessee.

(d) The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) an Estoppel Certificate, (v) a requested subordination, (vi) evidence concerning any guaranty and/or Guarantor, (vii) any document requested under Paragraph 41, (viii) material data safety sheets (MSDS), or (ix) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of 10 days following written notice to Lessee.

(e) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 2.9 hereof, other than those described In subparagraphs 13.1(a), (b), (c) or (d), above, where such Delimit( continues for a period of 30 days after written notice; provided, however, that if the nature of Lessee’s Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion, provided such cure is completed in all events within ninety (90) days.

(f) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, In the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s Interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this subparagraph is contrary to any applicable taw, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(g) The discovery that any financial statement of Lessee or of any Guarantor given to Lessor was materially false.

(h) If the performance of Lessee’s obligations under this Lease is guaranteed: (i) the death of a Guarantor, (ii) the termination of a Guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, Oil) a Guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iv) a Guarantor’s refusal to honor the guaranty, or (v) a Guarantor’s breach of its guaranty obligation on an anticipatory basis, and Lessee’s failure, within 60 days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the Guarantors that existed at the time of execution of this Lease.

(I) If at any time (I) the issuing bank terminates or revokes the Letter of Credit (defined in Paragraph 71 of the Addendum), (ii) if at least sixty (60) days before the scheduled expiration of the Letter of Credit, Lessor does not receive adequate written assurance from the Issuing bark that the issuing bank has renewed the Letter of Credit as required pursuant to Paragraph 71 of the Addendum and/or (iii) if Lessee fails to replenish the Letter of Credit to the extent drawn upon pursuant to Paragraph 71 of the Addendum.

13.2 Remedies. If Lessee fails to perform any of Its affirmative duties or obligations, within 10 days after written notice (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Lessee shall pay to Lessor an amount equal to 115% of the costs and expenses incurred by Lessor in such performance upon receipt of an Invoice therefor. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach:

(a) Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor in such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental toss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Lessor In connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent. Efforts by Lessor to mitigate damages caused by Lessee’s Breach of this Lease shall not waive Lessors right to recover damages under Paragraph 12. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit, If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

(b) Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations, Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of the Lessees right to possession.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Promises.

13.3 Inducement Recapture. Any agreement for free or abated rent or other charges, or for the giving or paying by Lessor to or for Lessee of any cash or ocher bonus, inducement or consideration for Lessee’s entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions”, shall be deemed conditioned upon Lessee’s full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon Breach of this Lease by Lessee, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Lessor under such an Inducement Provision shall be immediately due and payable by Lessee to Lessor, notwithstanding any subsequent cure of said Breach by Lessee. The acceptance by Lessor of rent or the cure of the Breach which initiated the operation of this paragraph shall not be deemed a waiver by Lessor of the provisions of this paragraph unless specifically so stated in writing by Lessor at the lime of such acceptance.

13.4 Late Charges. Lessee hereby acknowledges that fate payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such casts include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within 5 days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall immediately pay to Lessor a one-lime late charge equal to 10% of each such overdue amount or 5100, whichever is greater. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for 3 consecutive installments of Base Rent, Then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor’s option, become due and payable quarterly in advance.

13.5 Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Base Rent) or within 30 days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the 31st day after it was due as to non-scheduled payments. The interest (“Interest”) charged shall be computed at the rate of 10% per annum but shall not exceed the maximum rate allowed by law, interest is payable in addition to the potential late charge provided for in Paragraph 13A.

13.6 Breach by Lessor.

(a) Notice of Breach. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, a reasonable time shall in no event be less than 30 days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee In writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than 30 days are reasonably required for its performance, then Lessor shall not be In breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion.

(b) Performance by Lessee on Behalf of Lessor. In the event that neither Lessor nor Lender cures said breach within 30 days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, than Lessee may elect to cure said breach at Lessee’s expense and offset from Rent the actual and reasonable cost to perform such cure; provided, however, that such offset shall not exceed an amount equal to the greater of one month’s Base Rent or the Security Deposit, reserving Lessee’s right to reimbursement from Lessor for any such expense in excess of such offset. Lessee shall document the coast of said cure and supply said documentation to Lessor.

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the Unit, or more than 25% of the Project Parking Area Lessee’s Reserved Parking Spaces, is taken by Condemnation, Lessee may, at Lessee’s option, to be exercised in writing within 10 days after Lessor shall have given Lessee written notice of such taking (or In the absence of such notice, within 10 days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession, if Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction In utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation paid by the condemnor for Lessee’s relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease Is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Lessee, for purposes of Condemnation only, shall be considered the property of the Lessee and Lessee shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation.

15. Brokerage Fees.

15.1 Additional Commission. In addition to the payments owed pursuant to Paragraph 1.10 above, and unless Lessor and the Brokers otherwise agree in writing, Lessor agrees that: (a) if Lessee exercises any Option, (b) if Lessee or anyone affiliated with Lessee acquires from Lessor any rights to the Premises or other premises owned by Lessor and located within the Project, (c) if Lessee remains in possession of the Premises, with the consent of Lessor, after the expiration of this Lease, or (d) if Base Rent is increased, whether by agreement or operation of an escalation clause herein, then, Lessor shall pay Brokers a fee in accordance with the schedule of the Brokers in effect at the time of the execution of this Lease.

15.2 Assumption of Obligations. Any buyer or transferee of Lessor’s interest in this Lease shall be deemed to have assumed Lessor’s obligation hereunder. Brokers shall be third party beneficiaries of the provisions of Paragraphs 1.10, 15, 22 and 31. If Lessor fails to pay to Brokers any amounts due as and for brokerage fees pertaining to this Lease when due, then such amounts shall accrue Interest. In addition, if Lessor fails to pay any amounts to Lessee’s Broker when due, Lessee’s Broker may send written notice to Lessor and Lessee of such failure and if Lessor fails to pay such amounts within 10 days after said notice, Lessee shall pay said monies to its Broker and offset such amounts against Rent. In addition, Lessee’s Broker shall be deemed to be a third party beneficiary of any commission agreement entered into by and/or between Lessor and Lessor’s Broker for the limited purpose of collecting any brokerage fee owed.

15.3 Representations and Indemnities of Broker Relationships. Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Lease, and that no one other than said named Brokers is entitled to any commission or finder’s fee in connection herewith. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto. Under no circumstances shall Brokers be considered third party beneficiaries to this Lease.

16. Estoppel Certificates.

(a) Each Party (as “Responding Party”) shall within 10 days after receipt of written notice from the other Party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a statement in writing in form similar to the then most Current “Estoppel Certificate” form published by the AIR Commercial Real Estate Association, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.

(b) If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such 10 day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party’s performance, and (ill) if Lessor is the Requesting Party, not more than one month’s rent has been paid in advance, Prospective purchasers and encumbrancers may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

(c) if Lessor desires lo finance, refinance, or sell the Premises, or any part thereof, Lessee and all Guarantors shall deliver to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Lessee’s financial statements for the past 3 years. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17. Definition of Lessor. The term “Lessor” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee’s Interest in the prior lease. In the event of a transfer of Lessor’s title or Interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined.

18. Severabllity. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall In no way affect the validity of any other provision hereof.

19. Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

20. Limitation on Liability. The obligations of Lessor under this Lease shall not constitute personal obligations of Lessor, or its partners, members, directors, officers or shareholders, and Lessee shall look to the Premises, and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease, and shall net seek recourse against Lessor’s partners, members, directors, officers or shareholders, or any of their personal assets for such satisfaction. See Addendum Paragraph 65.

21. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

22. No Prior or Other Agreements; Broker Disclaimer. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Lessor and Lessee each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the use, nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party.

23. Notices.

23.1 Notice Requirements. All notices required or permitted by this Lease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be sent by nationally recognized overnight courier (such as Federal Express) regular, certified or registered mail or U.S. Postal Service Express Mail, with-postage-prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee’s taking possession of the Premises, the Premises shall constitute Lessee’s address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

23.2 Date of Notice. Notice shall be deemed given only upon actual receipt. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given 72 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given 24 hours after deliver of the same to the Postal Service or courier. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt (confirmation report from fax machine is sufficient), provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

24. Waivers.

(a) No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other term, covenant or condition hereof- Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent.

(b) The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of moneys or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

(c) THE PARTIES AGREE THAT THE TERMS OF THIS LEASE SHALL GOVERN WITH REGARD TO ALL MATTERS RELATED THERETO AND HEREBY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE TO THE EXTENT THAT SUCH STATUTE IS INCONSISTENT WITH THIS LEASE.

25. Disclosures Regarding The Nature of a Real Estate Agency Relationship.

(a) When entering into a discussion with a real estate agent regarding a real estate transaction, a Lessor or Lessee should from the outset understand what type of agency relationship or representation it has with the agent or agents in the transaction. Lessor and Lessee acknowledge being advised by the Brokers in this transaction, as follows:

(i) Lessor’s Agent. A Lessor’s agent under a listing agreement with the Lessor acts as the agent for the Lessor only. A Lessor’s agent or subagent has the following affirmative obligations: To the Lessor: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Lesser. To the Lessee and the Lessor: (a) Diligent exercise of reasonable skills and care in performance of the agent’s duties (b) A duty of honest and fair dealing and good faith, (c) A duly to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

(ii) Lessee’s Agent. An agent can agree to act as agent for the Lessee only. In these situations, the agent is not the Lessor’s agent, even 1f by agreement the agent may receive compensation for services rendered, either in full or in part from the Lessor. An agent acting only for a Lessee has the following affirmative obligations. To the Lessee: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Lessee, To the Lessee and the Lessor: (a) Diligent exercise of reasonable skills and care in performance or the agent’s duties, (b) A duty of honest and fair dealing and good faith (c) A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to retreat to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

(iii) Agent Representing Both Lessor and Lessee. A real estate agent, either acting directly or through one or more associate licenses, can legally be the agent of both the Lessor and the Lessee In a transaction, but only with the knowledge and consent of both the Lessor and the Lessee. In a dual agency situation, the agent has the following affirmative obligations to both the Lessor and the Lessee: (a) A fiduciary duty of utmost care, integrity, honesty and loyalty in the dealings with either Lessor or the Lessee, (b) Other duties to the Lessor and the Lessee as stated above in subparagraphs (i) or (ii). In representing both Lessor and Lessee, the agent may not without the express permission of the respective Party, disclose to the other Party that the Lessor will accept rent in an amount less than that indicated in the listing or that the Lessee is willing to pay a higher rent than that offered. The above duties of the agent in a real estate transaction do not relieve a Lessor or Lessee from the responsibility to protect their own interests, Lessor and Lessee should carefully read all agreements to assure that they adequately express their understanding of the transaction. A real estate agent is a person qualified to advise about real estate. If legal or tax advice is desired, consult a competent professional.

(b) Brokers have responsibility with respect to any Default or Breach hereof by either Party. The Parties agree that no lawsuit or other legal proceeding involving any breach of duty, error or omission relating to this Lease may be brought against Broker more than one year after the Start Date and that the liability (including court costs and attorneys’ fees), of any Broker with respect to any such lawsuit and/or legal proceeding shall not exceed the fee received by such Broker pursuant to this Lease; provided, however, that the foregoing limitation on each Broker’s liability shall not be applicable to any gross negligence or willful misconduct of such Broker.

(c) Buyer and Seller agree to identify to Brokers as “Confidential” any communication or information given Brokers that is considered by such Party to be confidential.

26. No Right To Holdover. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the ease Rent shall be increased to 200% 450% of the Base Rent applicable immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee. See Addendum Paragraph 66.

27. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28. Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa, This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

29. Binding Effect; Choice of Law. This Lease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

30. Subordination; Attornment; Non-Disturbance.

30.1 Subordination. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as “Lender”) shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

30.2 Attornment. In the event that Lessor transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Device to which this Lease is subordinated (i) Lessee shall, subject to the non-disturbance provisions of Paragraph 30.3, attom to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Lessee and such new owner, and (ii) Lessor shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Lessor’s obligations, except that such new owner shall not: (a) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership: (b) be subject to any offsets or defenses which Lessee might have against any prior lessor, (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to any prior lessor.

30.3 Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Lender which Non-Disturbance Agreement provides that Lessee’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Further, within 60 days after the execution of this Lease, Lessor shall, if requested by Lessee, use its commercially-reasonable good faith efforts to obtain a Non-Disturbance Agreement from the holder of any pre-existing Security Device which is secured by the Premises. In the event that Lessor is unable to provide the Non Disturbance Agreement within said 60 days, then Lessee may, at Lessee’s option, directly contact Lender and attempt to negotiate for the execution and delivery of a Non Disturbance Agreement.

30.4 Self-Executing. The agreements contained in this Paragraph 30 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, adornment and/or Non-Disturbance Agreement provided for herein.

31. Attorneys’ Fees. If any Party or Broker brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party or-Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($500 200 is a reasonable minimum per occurrence for such services and consultation).

32. Lessor’s Access; Showing Premises; Repairs. Lessor and Lessor’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable prior notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits through the Premises and/or other premises as long as there is no material adverse effect on Lessee’s use of the Premises. All such activities shall be without abatement of rent or liability to Lessee.

33. Auctions. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor’s prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

34. Signs. Lessor may place on the Premises ordinary “For Sale” signs at any time and ordinary “For Lease” signs during the last 6 months of the term hereof. Except for ordinary “For Sublease” signs which may be placed only on the Premises, Lessee shall not place any sign upon the Project without Lessor’s prior written consent. All signs must comply with all Applicable Requirements. See Addendum Paragraph 68.

35. Termination; Merger. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may, in its sole discretion, elect to continue any one or all existing subtenancies. Lessor’s failure within 10 days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor’s election to have such event constitute the termination of such interest.

36. Consents. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Lessor’s actual reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically elated in writing by Lessor at the lime of such consent. The failure to specify herein any particular condition to Lessor’s consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within 10 business days following such request.

37. Guarantor.

37.1 Execution. The Guarantors, if any, shall each executive a guaranty in the form most recently published by the AIR Commercial Real Estate Association.

37.2 Default. It shall constitute a Default of the Lessee if any Guarantor fails or refuses, upon request to provide: (a) evidence of the execution of the guaranty, including the authority of the party signing on Guarantor’s behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (b) current financial statements, (c) an Estoppel Certificate, or (d) written confirmation that the guaranty is still in effect. Intentionally Omitted.

38. Quiet Possession. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

39. Options. If Lessee is granted an option, as defined below, then the following provisions shall apply,

39.1 Definition. “Option” shall mean: (a) the right to extend the term of or renew this Lease or to extend or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal or first offer to lease either the Premises or other property of Lessor; (c) the right to purchase or the right of first refusal to purchase the Premises or other property of Lessor.

39.2 Options Personal To Original Lessee. Any Option granted to Lessee in this Lease Is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee, and a Permitted Transferee, and only while the original Lessee Is in full possession of the Premises and, if requested by Lessor, with Lessee certifying that Lessee has no intention of thereafter assigning or subletting.

39.3 Multiple Options. In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

39.4 Effect of Default on Options.

(a) Lessee shall have no right to exercise an Option (and any exercise of an option shall be deemed null and void): (i) during the period commencing with the giving of any valid notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time Lessee is in Breach of this Lease, or (iv) in the event that Lessee has been given 3 or more notices of separate Default, whether or not the Defaults are cured, during the 12 month period immediately preceding the exercise of the Option.

(b) The period of lime within which an Option may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise an Option because of the provisions of Paragraph 39.4(a) or force majuere.

(c) An Option shall terminate and be of no further force or effect, notwithstanding Lessee’s due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term or completion of the purchase, (i) Lessee fails to pay Rent for a period of 30 days after such Rent becomes due (without any necessity of Lessor to give notice thereof), or (ii) if Lessee commits a Breach of this Lease.

40. Security Measures. Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

41. Reservations. Lessor reserves the right: (i) to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, (ii) to cause the recordation of parcel maps and restrictions, and (iii) to create and/or install new utility raceways, so long as such easements, rights, dedications, maps, restrictions, and utility raceways do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate such rights.

42. Performance Under Protest. — if at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money Is assorted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay. A Party who does not initiate suit for the recovery of sums paid “under protest” within 6 months shall be deemed to have waived its right to protest such payment.

43. Authority; Multiple Parties; Execution.

(a) If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within 30 days after request, deliver to the other Party satisfactory evidence of such authority.

(b) If this Lease is executed by more than one person or entity as “Lessee”, each such person or entity shall be jointly and severally liable hereunder. It is agreed that any one of the named Lessees shall be empowered to execute any amendment to this Lease, or other document ancillary thereto and bind all of the named Lessees, and Lessor may rely on the same as If all of the named Lessees had executed such document.

(c) This Lease may be executed by the Parties in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

44. Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

45. Offer. Preparation of this Lease by either party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

46. Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

47. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT, See Addendum Paragraph 72.

48. Mediation and Arbitration of Disputes. An Addendum requiring the Mediation and/or the Arbitration of all disputes between the Parties and/or Brokers arising out of this Lease [ ] is [X] is not attached to this Lease.

49. Americans with Disabilities Act. Since compliance with the Americans with Disabilities Act (ADA) is dependent upon Lessee’s specific use of the Premises, Lessor makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation in the event that Lessee’s use of the Premises requires modifications or additions to the Premises in order to be in ADA compliance, Lessee agrees to make any such necessary modifications and/or additions at Lessee’s expense.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.
ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AIR COMMERCIAL REAL ESTATE ASSOCIATION OR BY ANY BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES THE PARTIES ARE URGED TO:
1. SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.
2. RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PREMISES, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND THE SUITABILITY OF THE PREMISES FOR LESSEE’S INTENDED USE.
WARNING: IF THE PREMISES ARE LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE LEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED.

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at: Torrance, California	Executed at: Torrance, California
On: October , 2007	On: October 9, 2007
BY LESSOR:
Sunshine Distributions, L.P.

a Delaware limited partnership

By: Freemont Associates, Inc., a California corporation, Property Manager By:

Name: F. Michael Krotz	BY LESSEE:
—	Enova Systems, Inc.,
Title: President	—
By:	a California corporation

Name Printed:	By:

Title:	Name printed: Michael Staran

By:	By:

Name Printed:	Name Printed: Jarett Lee Fenton

Title:	Title: Chief Financial Officer

Address: 970 W. 190th Street, Suite 220	Address: 19850 S. Magellan Drive

Torrance, California 90502	Torrance, CA 90502

Telephone: (310) 516-1615	Telephone: (310) 527-2800

Facsimile: (310) 516-8222	Facsimile: (310) 527-7888

Federal ID No.	Federal ID No. 95-3056150

BROKER:	BROKER:
Freemont Associates	Klabin Company

Attn:	Attn:

Title:	Title:

Address:	Address:

Telephone: ( )	Telephone: ( )

Facsimile: ( )	Facsimile: ( )

Email:	Email:

Federal ID No.	Federal ID No.

NOTICE: These forms are often modified to meet changing requirements of law and industry needs. Always write or call to make sure you are utilizing the most current form: AIR Commercial Real Estate Association, 800 W 6th Street, Suite 800, Los Angeles, CA 90017.
Telephone No. (213) 687-8777. Fax No.: (213) 687-8616.

©Copyright 1999 By AIR Commercial Real Estate Association.
All rights reserved. No part of these works may be reproduced in any form without permission in writing.
S:WinAir/Gallon/2361 McGaw/Irvine Business-ProDex/Irvine Business-Pro-Dex-LEASE

ADDENDUM TO AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION
STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE—NET
DATED OCTOBER 10, 2007 BETWEEN SUNSHINE DISTRIBUTION, L.P.
AS LESSOR AND ENOVA SYSTEMS, INC. AS LESSEE

The terms of this Addendum are intended to modify, amend, and supplement the terms and provisions of the Lease. Unless otherwise defined herein, capitalized terms used in this Addendum shall have the same meanings as set forth in the Lease to which it is attached. In the event of any conflict or inconsistency between this Addendum and the Lease, this Addendum shall control.

50. Abated Rent; Rent Adjustments: The following is added to Paragraph 1.5 of the Lease: “Provided that no Lessee Default (as defined in Section 13.1, below) has occurred, Base Rent only shall abate for the first and second full calendar months of the Original Term (the “Abated Rent Period”). During the Abated Rent Period, Lessee shall be responsible for all other monetary and non-monetary obligations under this Lease, including, without limitation, payment of the all estimated Common Area Operating Expenses.

The Base Rent shall be adjusted during the Original Term in accordance with the following schedule:
Months During Term	Base Rent

Months 1 – 2 Months 3 – 30 Months 31 – 62	$0.00 (abated) $36,559.00 per month Adjusted per CPI determination below

The Base Rent shall be increased effective at the commencement of the 31st month of the Term (the “Adjustment Date”) and as so adjusted shall continue through the 62nd month of the Term (the “CPI Rent Period”), based on the cost of living adjustment calculation as follows:

(a) CPI Index. The base for computing the adjustment is the Consumer Price Index for Urban Wage Earners and Clerical Workers (base year 1982-84=100) for Los Angeles-Long Beach-Anaheim, (“CPI”), published by the United States Department of Labor Bureau of Labor Statistics (“Index”), which is in effect as of the date of this Lease (the “Beginning Index”). The Index published most immediately preceding the Adjustment Date (“Extension Index”) is to be used in determining the amount of the increase. If the Extension Index has increased over the Beginning Index, the monthly Base Rent for the CPI Rent Period shall be set by multiplying the Base Monthly Rent in effect on the Adjustment Date by a fraction, the numerator of which is the Extension Index and denominator of which is the Beginning Index. In no event shall the monthly Base Rent after adjustment be less than the monthly Base Rent charged immediately prior to the Adjustment Date. In no event shall the CPI increase hereunder increase the monthly Base Rent by less than three percent (3%) compounded per annum or more than six percent (6%) compounded per annum over the monthly Base Rent immediately in effect prior to the Adjustment Date.

(b) Notice of Adjustment. Lessor shall give notice of the increase in monthly Base Rent together with the calculation upon which the adjustment is based promptly after calculation thereof. Lessee acknowledges that it may not be possible for Lessor to adjust the monthly Base Rent until after commencement of the Adjustment Date, because of a delay in the publication of the Index. If Lessee has not received notice of any adjustment by the Adjustment Date, Lessee shall continue to pay the monthly Base Rent immediately in effect prior to the Adjustment Date. Immediately upon receipt of a notice of adjustment, Lessee shall pay Lessor an amount equal to the adjustment (i.e., the difference between the adjusted rate and the existing rate) multiplied by the number of rent payments made or due from the Adjustment Date, to the date of such notice, and thereafter shall pay monthly Base Rent at the adjusted rate.

(c) Replacement of Index. If the Index is changed during the Term, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued during the Term, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result had the Index been utilized. If the Index is not replaced, or its replacement is unobtainable, Lessor and Lessee shall mutually select another index to be used.”

51. Premises. The following is added to Paragraph 1.2(a) of the Lease: “The Parking License shall be a license coupled with an interest and shall be irrevocable by Lessor during the time the Lease is in effect. The Parking License shall not be transferable by Lessee other than in connection with an assignment or subletting of this Lease of the Premises pursuant to Article 12, below.”

52. Option to Extend. The following is added to Paragraph 1.3 of the Lease: “Lessee shall have one (1) sixty (60)-month option (the “Option”) to extend the Original Term (the “Extension”) pursuant to the same terms and conditions set forth in the attached Option to Extend Rider (Rider No. 1). The Option shall be exercised only by written unconditional notice (“Lessee’s Option Notice”) received by Lessor at least two hundred seventy (270) days (“Option Period”), but no more than three hundred sixty (360) days before expiration of the Original Term. If Lessor does not receive Lessee’s Option Notice by the expiration of the Option Period, the Option shall automatically terminate and immediately lapse, and there shall be no further right to extend the Original Term. The Option shall be exercisable by Lessee on the express condition for Lessor’s benefit that Lessee shall not be in Default either at the time of the exercise of the Option or at the commencement of the Extension. The Option is personal to Lessee and to any Lessee Affiliate (as defined in the Permitted Transfers Rider (Rider No. 3), attached). In the event of any assignment, sublease or transfer of Lessee’s interest in the Lease before the permitted exercise of the Option (other than to a Lessee Affiliate), the Option shall not be transferred to any transferee but shall instead automatically terminate and lapse. Notwithstanding the foregoing, in the event of a due exercise of the Option by a Lessee Affiliate, Lessee shall continue to remain directly and primarily liable to Lessor under this Lease during the Extension or any holdover thereof. “Term” as used herein shall mean the Original Term and the Extension if the Option is duly exercised.”

53. Commencement Date/Substantial Completion. The following is added to Paragraph 1.3 of the Lease: “Commencement Date” shall be the later of: (a) the date of Substantial Completion of the “Lessor Improvements” (as defined in Paragraph 70 of the Addendum), or (b) November 1, 2007. “Substantial Completion” shall mean that (a) all of the Lessor Improvements have been completed in accordance with Paragraph 70 of the Addendum as evidenced by a certificate issued by Lessor’s architect to Lessee, and (b) Lessor has tendered possession of the Premises to Lessee. However, in the event Substantial Completion of the Lessor Improvements is delayed because of any Lessee Delays, the date of Substantial Completion of Lessor Improvements shall be accelerated to the date Substantial Completion of Lessor Improvements would have occurred but for such Lessee Delays. “Lessee Delays” shall mean any delays caused by or through Lessee, including, without limitation, (a) Lessee’s failure to comply with the provisions of the Lease or this Agreement, including, without limitation, failure to make any payment when due, (b) any delays in the approval procedures by Lessee pursuant to Paragraph 70 of the Addendum, (c) submission by Lessee of a request for any Change order (as defined in and in accordance with Paragraph 70(b) of the Addendum), (d) any additional time, as reasonably determined by Landlord, required for the implementation of any Change, (e) any additional time required to complete the Lessor Improvements or Additional Lessee Improvements as a result of building non-standard work or material requested by Lessee, or (f) Lessee’s election to have Lessor construct the Additional Lessee Improvements pursuant to Paragraph 70(b) of the Addendum. Upon Substantial Completion, Lessee shall pay to Landlord as additional monthly Base Rent, within five (5) days after receiving Landlord’s notice of the number of days of Lessee Delays, an amount equal to the per diem monthly Base Rent (for the third month of the Original Lease Term, calculated without reference to any rent abatement or other allowance period) multiplied by the number of days between (i) the Commencement Date as would have otherwise been established but for the Lessee Delays (as determined by the Architect, whose determination shall be final), and (ii) the date of actual Substantial Completion. Landlord shall use reasonable efforts, whenever reasonably possible, to promptly notify Lessee in writing of any anticipated delay to occupancy by Lessee (of which Landlord’s leasing representatives have actual knowledge), whether a Lessee Delay or otherwise, and to provide a non-binding estimate of the period of such delay and the cause of delay in order that whenever reasonably possible Lessee might consider alternatives which might mitigate the delay.”

54. Lessee’s Share of Common Area Operating Expenses. The following is added to Paragraph 1.6 of the Lease: “Because the Project is a multi-building facility, the costs to maintain certain of the Common Areas benefiting all of the tenants of the Project (such as costs for landscaping, fire sprinkler meters, fire pump inspections and maintenance, project-wide landscaping and parking lot sweeping, maintenance and repair, insurance premiums and deductibles and Real Property Taxes and similar obligations) shall be prorated among the tenants of the Project in accordance with the ratio that each such tenant’s total square footage of its leased space bears to the total square footage of space of the Project, as the same may be modified from time to time, without regard to mezzanine square footage (“Lessee’s Project Share”). The square footage of the Project for such purposes shall be deemed to be 1,478,506 square feet. Accordingly, Lessee’s Project Share shall be 2.51%. For purposes of calculating Lessee’s Share of Operating Expenses, the square footage of the Building footprint of 116,153 square feet shall be used (i.e., the square footage of the Building without regard to the square footage of any mezzanine), for a Lessee’s Share percentage of 31.94%.”

55. Condition of the Premises. The following is added to Paragraph 2.2 of the Lease: “As material consideration for Lessor entering into this Lease and subject to performance of the “Lessor Improvements” (defined in Paragraph 70 of the Addendum), Lessee shall accept delivery of the Premises in its “AS IS” condition without any representation or warranties express or implied by or on behalf of Lessor.”

56. Use Restrictions.

(a) Paragraph 6.2(a) of the Lease is supplemented as follows:

6.2(a) Reportable Uses Require Consent. Notwithstanding any other provision in this Lease, under no circumstances shall Lessee have the right to install any underground storage tanks. Upon termination of the Lease, Lessee shall, at its sole cost and expense, upon Lessor’s request and in compliance with all Applicable Requirements: (i) remove from the Premises and dispose of any tank installed or used by Lessee; (ii) remove, remediate, abate, dispose of and/or replace any contaminated soil (and compact the same as then required by law or by Lessor) where such contamination is caused by Lessee or any Lessee Party; (iii) remediate, remove, abate and/or dispose of any contamination of the surface water or ground water where such contamination is caused by or through Lessee or any Lessee Party; and (iv) repair any damage to the Premises caused by the installation and/or removal of any tank installed or used by or through Lessee or any Lessee Party. Lessor’s agents shall have the right to inspect and test the Premises for purposes of ascertaining Lessee’s compliance with this Paragraph. The cost of such inspections shall be reimbursed to Lessor by Lessee if there is any non-compliance found upon inspection. In the event of a spill or mishandling of Hazardous Substances, Lessee shall inform Lessor by facsimile or overnight courier. Such notice shall identify the Hazardous Substances involved and the emergency procedures taken.

(b) Paragraph 6.2(b) of the Lease is supplemented as follows:

6.2(b) Duty to Inform Lessor. Lessee acknowledges that it, and not Lessor, is in charge of the Premises for purposes of all reporting requirements under any Applicable Requirements.

(c) Paragraph 6.2(c) of the Lease is supplemented as follows:

6.2(c) Lessee Remediation. Lessee shall not take any remedial action in response to the presence of any Hazardous Substance in or about the Premises, nor enter into any settlement agreement, consent decree or other agreement in respect to any complaint or claim relating to any Hazardous Substance in any way connected with the Premises, without first notifying Lessor of Lessee’s intention to do so and affording Lessor ample opportunity to appear, intervene and otherwise appropriately assert and protect Lessor’s interest in the contemplated action.

(d) The following is added to Paragraph 6 of the Lease:

6.5 Change in Agreed Use. Lessor shall have the right to withhold its consent to any requested change in the Agreed Use in Lessor’s sole, subjective and absolute discretion.

6.6 Additional Restrictions on Use. Lessee shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Project or injure, annoy, or disturb them (including, without limitation, the restrictions imposed by Paragraph 6.6), or allow the Premises to be used for any improper, immoral or unlawful purpose, or commit any waste. Lessee shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Lessor first obtained. Lessee shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Project or appurtenant land, caused or permitted by, or resulting from the specific use by, Lessee, or in or upon, or in connection with, the Premises, all at Lessee’s sole expense. Lessee shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Project or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Project or any part thereof.

6.7 Truck Staging and Traffic. In addition to the foregoing, vertical stacking of containers in the truck yard area depicted on attached Exhibit E (the “Truck Yard Area”) and/or the Common Areas and the staging of trucks in any portion of the Common Areas are strictly prohibited except in strict compliance with the remaining provisions of this Paragraph 1.8. Lessee shall schedule the arrival of containers and trucks and the corresponding pick-up of freight to (i) prevent truck parking in the Common Areas and (ii) minimize truck traffic in the Common Areas, and on the streets surrounding the Project (collectively, “Truck Staging and Traffic”). The extent to which such Truck Staging and Traffic is in violation of the foregoing provisions shall be determined by Lessor in Lessor’s sole good faith discretion. Violation of the foregoing limitations on Truck Staging and Traffic shall be considered a Default under this Lease, and more than three (3) notices of such violation during any twelve (12)-month period, whether or not cured, may, at Lessor’s election and sole discretion, be considered a non-curable Breach. Under no circumstances shall any Truck Staging occur in areas leased exclusively to other tenants of the Project. Any request by Lessee to Lessor to modify the preceding prohibitions may be withheld by Lessor in Lessor’s sole and absolute discretion.

6.8 Lessor’s Hazardous Substances Disclosure and Indemnification. All or part of the land on which the Project is constructed contains hazardous substances. Such condition renders the Premises, Lessee and Lessor subject to the requirements, restrictions, provisions and liabilities contained in Chapter 6.5 of Division 20 of the California Health and Safety Code. This statement is not a declaration that a hazard now exists and does not address the liability of any party. Lessee may contact Lessor to review any environmental documents in Lessor’s possession or control.

6.9 Lessee’s Hazardous Substance Disclosures. Prior to the execution of this Lease, Lessee shall complete, execute and deliver to Lessor an Environmental Questionnaire and Disclosure Statement (the “Environmental Questionnaire”) in the form of Exhibit D attached to this Lease, and Lessee shall certify to Lessor all information contained in the Environmental Questionnaire as true and correct to the best of Lessee’s knowledge and belief. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Lessor shall be entitled to rely fully on the information contained therein. On each anniversary of the Commencement Date (each such date is hereinafter referred to as a “Disclosure Date”), until and including the first Disclosure Date occurring after the expiration or sooner termination of this Lease, Lessee shall disclose to Lessor in writing the names and amounts of all Hazardous Substances, or any combination thereof, which were stored, generated, used or disposed of on, under or about the Premises for the twelve-month period prior to each Disclosure Date, and which Lessee intends to store, generate, use or dispose of on, under or about the Premises through the next Disclosure Date. At Lessor’s option, Lessee’s disclosure obligations hereunder shall include a requirement that Lessee update, execute and deliver to Lessor the Environmental Questionnaire, as the same may be modified by Lessor from time to time.

57. Maintenance, Repairs, Utility Installations, Trade Fixtures and Alterations.

(a) Paragraph 7.2 of the Lease is supplemented as follows:

7.2 Lessor’s Obligations. At Lessor’s option, upon written notice to Lessee, Lessor shall have the right to elect to undertake any of the maintenance and repair obligations of Lessee under Paragraph 7.1, above, in which event the same shall be governed by the provisions hereof. All amounts incurred by Lessor in connection with any contracts, maintenance and repairs under this Paragraph 7.2, and impounds, and the supervision and management thereof, shall be payable by Lessee in the same manner as set forth in Paragraph 4.2.

(b) Paragraph 7.3 of the Lease is supplemented as follows:

7.3(d) Alterations-Risk/Indemnification. If Lessee or any person with whom Lessee is engaged in business causes any structural damage to the Premises during Alterations, Lessee assumes all risk of such damages actually incurred by Lessor, including, without limitation, invalidation of any warranties or guaranties and related damage to any improvements; and Lessee shall upon demand promptly repair all such damage to the reasonable satisfaction of Lessor. If Lessee fails to take any such actions, Lessor may, but shall have no obligation to, take any such actions as Lessor deems appropriate to protect Lessor and the Premises, and all costs incurred by Lessor thereby (including Lessor’s reasonable attorneys’ fees) with interest shall be paid by Lessee to Lessor as additional rent. Interest on unpaid amounts shall accrue from the date due at the maximum rate permitted under law.

58. Insurance/Indemnity.

(a) Paragraph 8.3 of the Lease is supplemented as follows:

8.3(e) Property Insurance – Building, Improvements and Rental Value. Whenever Lessee shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the insurance obtained by Lessee as required under this Lease must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Lessor shall require; and the policies of or certificates evidencing such insurance must be delivered to Lessor prior to the commencement of any such Work.

(b) Paragraph 8.4 of the Lease is supplemented as follows:

8.4(d) Property Insurance – Building, Improvements. Whenever Lessee shall undertake any Alterations, additions or improvements in, to or about the Premises, the insurance obtained by Lessee as required under this Lease must extend to and include injuries to persons and damage to property arising in connection with such Alterations, additions or improvements, without limitation including liability under any applicable structural work act, and such other insurance as Lessor shall require; and the policies of or certificates evidencing such insurance must be delivered to Lessor prior to the commencement of any such work.

8.4(e) Lessee’s Other Insurance. Lessee shall also be required to maintain, throughout the term of this Lease, (a) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (b) insurance protecting against liability under Workers’ Compensation Laws with limits at least as required by statute with Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease — each employee; and (c) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income.

(c) Paragraph 8.5 of the Lease is supplemented to provide that the form and content of all insurance certificates and binders shall be subject to the approval of Lessor.

(d) Paragraph 8.6 of the Lease is supplemented to provide that (i) nothing contained in such Paragraph shall absolve Lessee of its obligations of maintenance and repair and payment of insurance deductibles under the Lease, and (ii) in the event that any loss is due to the act, omission or negligence or willful misconduct of Lessee or any of its agents, employees, contractors, guests, invitees, assignees or sublessees, Lessee’s liability insurance shall be primary and shall cover all losses and damages prior to any other insurance.

(e) Paragraph 8.7 of the Lease is supplemented as follows:

8.4(d) Indemnity. None of Lessor or its agents, employees, contractors, officers, partners and agents (collectively, the “Lessor Entities”) shall be liable and Lessee hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Project by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Project not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Lessor or its agents, employees or contractors. Lessee shall protect, indemnify and hold the Lessor Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Lessor Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Project to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Lessee or any Lessee’s agents, employees, contractors, officers, partners and agents to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Lessee in or about the Premises or from transactions of the Lessee concerning the Premises; (c) Lessee’s failure to comply with any Applicable Requirements; or (d) any breach or default on the part of Lessee in the performance of any covenant or agreement on the part of the Lessee to be performed pursuant to this Lease. The provisions of this Paragraph 8.4(d) shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

(f) Paragraph 8.8 of the Lease is supplemented as follows:

8.8 Exemption of Lessor and its Agent from Liability. In consideration of the benefits accruing under this Lease, Lessee and all successors and assigns agree that, in the event of any actual or alleged failure, breach or default under this Lease by Lessor: (a) the sole and exclusive remedy shall be against the Lessor’s interest in the Project; (b) no partner of Lessor shall be named as a party in any suit or proceeding (except as may be necessary to secure jurisdiction of the partnership, if applicable); (c) no partner of Lessor shall be required to answer or otherwise plead to any service of process, except as required to answer on behalf of Lessor; (d) no judgment will be taken against any partner of Lessor; (e) no writ of execution will ever be levied against the assets of any partner of Lessor; (f) the obligations of Lessor under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Lessor be liable to Lessee hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

59. Hazardous Substance Conditions. Notwithstanding the provisions of Paragraph 9 of the Lease, Lessor shall only have obligations under the Lease with respect to a Hazardous Substance Condition, if any, which has been caused solely by Lessor, and Lessor shall be at no liability or expense, nor shall Lessor be required to elect to terminate the Lease, for a Hazardous Substance Condition which has not been caused solely by Lessor.

60. Damage or Destruction. Paragraph 9 of the Lease is supplemented as follows:

9.8 Limited Obligation to Repair; Effect of Termination. Lessor’s obligation, should it elect or be obligated to repair the Premises hereunder, shall be limited to the basic shell and any Lessor Improvements constructed by Lessor, and Lessee shall, at its expense, replace or fully repair all Lessee’s personal property, Trade Fixtures, Utility Installations and Lessee owned Alterations existing at the time of such damage. If the Premises are to be repaired in accordance with the foregoing, Lessee shall make available to Lessor any portion of insurance proceeds it receives which are allocable to any Lessor Improvements installed by Lessor. Lessee shall fully cooperate with Lessor in removing Lessee’s personal property, Trade Fixtures, and any debris from the Premises to facilitate the making of repairs. If the Lease is terminated pursuant to this Paragraph 9, Lessor shall, subject to the rights of any Lenders, be entitled to receive and retain all insurance proceeds resulting from or attributable to such damage or destruction, except for proceeds payable under policies obtained by Lessee which specifically insure Lessee’s personal property and Trade Fixtures.

61. Real Property Taxes. The following is added to Paragraph 10.2 of the Lease: “With regard to Real Property Taxes only, Lessee shall be responsible for payment of an amount equal to the sum of (i) Lessee’s Share of the value of the land comprising the Project, plus (ii) Lessee’s Share of the assessed value of the Building, which allocation between the land and the Building may be based on Landlord’s good faith reasonable judgment following review of the County Assessor’s statements. The parties agree that Lessor shall not be responsible for any such payments, but that Lessor may, at its discretion, allocate the responsibility for all such payments consistent with the above, and shall invoice Lessee for them, in which case Lessee shall make those payments to Lessor as additional rent within ten (10) days of receipt of any such invoice.”

62. Utilities. Lessee shall bear the cost of water supplied to the Premises as a “Common Area Operating Expense” pursuant to Paragraph 4.2. Paragraph 11 of the Lease is supplemented to provide that (i) Lessee shall cause all utilities (other than water) to be placed in Lessee’s name and for all of such utility charges to be directly paid by Lessee to the applicable utility providers, and (ii) Lessor shall have no obligation, liability or responsibility for the provision of utility services to the Premises or for any interruption in same, and Lessee hereby waives all claims, damages and losses against Lessor arising therefrom.

63. Additional Terms and Conditions to Assignment and Subletting.

(a) Paragraph 12.2 of the Lease is supplemented by the following:

(h) Upon receiving Lessee’s notice requesting an assignment or subletting of all or any portion of the Premises, which notice shall be delivered to Lessor not less than thirty (30) days prior to the proposed assignment or subletting, together with all information required pursuant to this Paragraph 12, Lessor shall provide or withhold its consent as follows:

Lessor may refuse to consent on any commercially reasonable grounds, but shall only consent if the proposed assignment or subletting meets the following conditions:

(A) The assignment or subletting shall be on the same terms and conditions set forth in Lessee’s notice given to Lessor;

(B) No assignment or subletting shall be valid, and no assignee, sublessee or transferee (collectively, “Transferee”) shall take possession of any of the Premises until an original of the duly executed counterpart of the assignment or subletting documentation has been delivered to Lessor;

(C) No Transferee shall be an existing tenant of the Project nor have been negotiating with Lessor during the immediately preceding thirty (30) days for space in the Project;

(D) The proposed use of the Premises by the Transferee shall be permitted by the use provisions of this Lease;

(E) The Transferee has the financial capability to fulfill the obligations imposed by the assignment or subletting, and the Transferee demonstrates, in Lessor’s business judgment, that it is able to perform the obligations on Transferee’s part to be performed under the Lease; and

(F) If (i) the proposed Transferee’s anticipated use of the Premises does not involve the generation, storage, use, treatment or disposal of Hazardous Substances; (ii) the proposed Transferee has not been required by any prior lessor, lender, or governmental authority to take remedial action in connection with Hazardous Substances contaminating a property if the contamination resulted from such Transferee’s actions or use of the property in question; or (iii) the proposed Transferee is not subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Substance.

(i) Lessee agrees that one hundred percent (100%) of any amounts paid by the assignee or sublessee, however described, in excess of the Base Rent payable by Lessee hereunder (or, in the case of sublease of a portion of the Premises, in excess of the Base Rent reasonably allocable to such portion), shall be the property of Lessor and such amounts shall be payable directly to Lessor by the assignee or sublessee, subject to Paragraph 12.3 of the Lease. At Lessor’s request, a written agreement shall be entered into by and among Lessee, Lessor and the proposed assignee or sublessee confirming the requirements hereof.

(j) Notwithstanding anything in Paragraph 12 to the contrary, a public offering of Lessee’s stock or shares shall not be deemed as an assignment under the Lease.

(b) The following is added as new Paragraph 12.4:

12.4 Permitted Assignment or Subletting to Lessee Affiliate. Notwithstanding any contrary provision of Article 12, Lessor’s consent to any proposed assignment or subletting shall not be required for any Permitted Transfer to a Lessee Affiliate as defined in and pursuant to attached Lease Rider No. 3; provided, however, (A) as a condition to any Permitted Transfer, Lessee shall have provided Lessor, at least thirty (30) days before the effective date of the proposed Permitted Transfer, with reasonable supporting documentation establishing that, as applicable, the proposed assignee or sublessee qualifies as a Lessee Affiliate and/or the proposed assignment qualifies as a Proposed Transfer, and (B) notwithstanding any Permitted Transfer, (1) Lessee shall at all times continue to remain directly and primarily liable under this Lease, (2) the use by such Permitted Transferee shall be the Agreed Use, and (3) no such Transfer otherwise permitted by this Paragraph may be made by Lessee to a transferee that is then insolvent or then involved in a bankruptcy proceeding.

64. Additional Rights and Remedies.

(a) Any written notice given under Paragraph 13.1 of the Lease shall be in lieu of, and not in addition to, the notice requirements of California Code of Civil Procedure Section 1161 et seq.

(b) In the event Lessor conducts any repair, maintenance, refurbishment or other work on behalf of Lessee either during the Lease Term or after termination and surrender, Lessor shall be authorized to charge Lessee, in addition to the cost of such work, a construction management fee equal to fifteen percent (15%) of the cost of such work.

65. Limitation on Liability. Paragraph 20 of the Lease is supplemented by the following:

(a) Limitation on Liability. If Lessor shall fail to perform any covenant, term, or condition of the Lease upon Lessor’s part to be performed, Lessee shall be required to deliver to Lessor written notice of the same.

(b) The following is added to Paragraph 20 of the Lease:

20.1 Any claim, demand or right of any kind by Lessee which is based upon or arises in connection with the Lease shall be barred unless Lessee commences an action thereon within the earlier of (i) six (6) months after the date that Lessee discovers the act, omission, event or default upon which the claim, demand or right arises, or (ii) twelve (12) months after the date that the act, omission, event or default upon which the claim, demand or right arises, has occurred.

66. Holdover Protections. Paragraph 26 of the Lease is supplemented as follows:

Lessee indemnifies Lessor from all loss or liability arising from any holding over by Lessee without Lessor’s express written consent or failure of Lessee to surrender the Premises in accordance with Paragraph 7.4(c), including, without limitation, claims made by succeeding lessees or losses due to lost opportunities to lease to succeeding lessees.

67. Mortgage Protections. The following is added to Paragraph 30 of the Lease:

30.5 Mortgagee Protections. Once Lessee has received written notice identifying the name and address of a Lender holding a Security Device on the Premises, Lessee agrees to notify such Lender by certified mail, return receipt requested, with postage prepaid, of any default on the part of Lessor under this Lease, and Lessee further agrees that, notwithstanding any provisions of this Lease, no cancellation or termination of this Lease and no abatement or reduction of the rent payable hereunder shall be effective unless the Lender has received notice of the same and shall have failed within thirty (30) days after the time when it shall have become entitled under the Security Devise to remedy the same, to commence to cure such default and thereafter diligently prosecute such cure to completion, and if the Lender needs to obtain possession of the Premises to cure such default, to allow the Lender to obtain possession of the Premises provided the Lender commences judicial or non-judicial proceedings to obtain possession within such period and thereafter diligently prosecutes such efforts and cure to completion. It is understood that the Lender shall have the right, but not the obligation, to cure any default on the part of Lessor. Lessee agrees that if a Lender shall succeed to the interest of Lessor under this Lease, neither the Lender nor its successors or assigns shall be: bound by any assignment (except as otherwise expressly permitted hereunder), surrender, release, waiver, amendment or modification of this Lease made without such Lender’s prior written consent; or obligated to make any payment to Lessee or other prepaid charge to Lessee held by Lessor for any purpose unless the Lender shall have come into exclusive possession of such charge. In addition, if a Lender shall succeed to the interest of Lessor under this Lease, the Lender shall have no obligation, nor incur any liability, beyond its then equity interest, if any, in the Premises. In the event that a Lender (or any person or entity to whom the Security Device may subsequently be assigned) notifies Lessee of a default under the Security Device and demands that Lessee pay its rent and all other sums due under this Lease to the Lender, Lessee shall honor such demand without inquiry and pay its rent and all other sums due under this Lease directly to the Lender or as otherwise required pursuant to such notice and shall not thereby incur any obligation or liability to Lessor.

68. Signs. Paragraph 34 of the Lease is supplemented to provide that Lessee shall have the right to install one (1) sign on the front of the Building near Lessee’s entrance identifying Lessee as the Lessee thereof, provided however, that the location, size, design, graphics, material, color and other physical aspects of such sign shall be subject to Lessor’s prior written approval, any covenants, conditions or restrictions encumbering the Building, all permits and approvals of the City of Los Angeles and any other applicable governmental authority and Applicable Requirements, and otherwise in accordance with Paragraph 34. Lessee shall further be responsible, at Lessee’s sole cost and expense, for the installation, maintenance and repair of such sign, and for its removal and the repair of any damage to the Building upon the expiration or earlier termination of the Term.

69. Rules and Regulations. Paragraph 40 of the Lease is supplemented to incorporate therein and into the Lease any initial Rules and Regulations which are attached as Exhibit C to the Lease.

70. Lessor Improvements.

(a) Approval of Specifications and Working Drawings; Personnel. Lessor shall, at Lessor’s sole cost, based on the Approved Drawings and materials and specifications for the existing warehouse office space in the Building, subject to this Paragraph 70, construct the leasehold improvements set forth on attached Exhibit F attached hereto (collectively, the “Lessor Improvements”). All Lessor Improvements shall belong to and be the property of Lessor. Lessee has received a copy of the final working drawings and specifications relating to the Lessor Improvements prepared by HPA Architects dated May 16, 2007 (the “Approved Drawings”), and hereby approves the working drawings and HPA Architect (“Architect”) as the architect for the Lessor Improvements. Lessor has selected Tri-Cities Builders (“Contractor”) as the general contractor to construct the Lessor Improvements, and Lessee hereby approves of Tri-Cities Builders as the general contractor. Changes to the Approved Drawings may only be made in strict accordance with subparagraph (b), below, and the term “Approved Drawings” shall include such changes. The Approved Drawings and construction of the Lessor Improvements and Additional Lessee Improvements (defined below) shall be in full compliance with all Applicable Requirements.

(b) Change Orders. If Lessee requests any change, addition or alteration to the Approved Drawings (a “Change”), Lessee shall request such Change by providing written notice to Lessor, and Lessor may consult with the Architect or Contractor and shall give Lessee a written estimate of the costs of engineering and design services to prepare working drawings for the additional, revised or modified improvements requested by Lessee (collectively “Additional Lessee Improvements ”) in accordance with such request and an estimate of the resulting time delay. If within three (3) business days of receipt of Lessor’s notice, Lessee provides written notice to Lessor that it approves Lessor’s estimates, Lessor shall have working drawings prepared for the Additional Lessee Improvements if the requested Change is such that working drawings are reasonably required (as determined solely by the Architect), and Lessee shall reimburse Lessor for the cost thereof within ten (10) days after receiving written request from Lessor. Promptly upon the completion of the revised working drawings, Lessor shall notify Lessee of the estimated cost and delays in completion of the Additional Lessee Improvements as compared to the Lessor Improvements, and the additional costs of such completion associated with such Change will be chargeable solely to Lessee. Lessee shall, within two (2) business days of receiving such notice, notify Lessor whether it desires to proceed with such Change (“Lessee’s Approved Change”). Failure of Lessee to so respond within this two (2) day period shall be deemed to be a disapproval of the Change. Lessee shall pay Lessor an amount equal to the estimated cost of the Change within ten (10) days of Lessee’s Approved Change. Any time associated with, or delay in, the completion of the Additional Lessee Improvements (including any halt in construction during the approval periods or failure to pay the cost of the Change) resulting from such Changes shall constitute a Lessee Delay. Lessor may, in its reasonable discretion, halt construction of the Additional Lessee Improvements upon receipt of a request for additional Change orders. Within five (5) days after Lessor notifies Lessee that the work in connection with a Change has been completed and the final cost thereof, any difference between that Cost and the estimate thereof paid to Lessor by Lessee as provided above shall be adjusted by Lessor or Lessee, as applicable, paying the other party the amount of any such difference. To the extent any requested Change results in a any change required by the Building Department of the City of Los Angeles and/or requires a resubmittal of the Approved Plans or any portion thereof to the Building Department, any resulting delay shall under all circumstances be constitute a Lessee Delay. Under no circumstances shall Lessor be required to approve any Change which, in Lessor’s sole and exclusive judgment, will or potentially could (a) result in the Lessor Improvements or Additional Lessee Improvements not conforming to Applicable Law (b) adversely impact the structural integrity of the Building or (c) results in the design and construction of improvements specific for Lessee’s particular industry or use of the Premises (the “Specific Use”) such that Lessor, in Lessor’s reasonable business judgment, determines that it is unlikely that such leasehold improvements can be utilized or would be required by a successor tenant of the Building that is not using the Premises for the Specific Use.

(c) Commencement Date. Under no circumstances shall Contractor’s failure to complete the Additional Lessee Improvements in a timely manner or in excess of an approved budget in any way affect the Commencement Date as established pursuant to Paragraph 1.3 the Basic Provisions, notwithstanding if the failure to complete was as a result of Lessee Delays.

(d) Permits. Notwithstanding the foregoing, Lessee shall be responsible, at Lessee’s sole cost, for (i) obtaining all business use permits and licenses required by any governmental agency or regulatory body in connection with Lessee’s use and occupancy of the Premises, including without limitation, all permits that may be required by the Environmental Protection Agency, the Air Quality Management District, and/or the California Department of Health Services, and (ii) satisfying all requirements of any governmental or quasi-governmental agencies (including the Fire Department) in connection with any of the fixturizing, including installation of racking, and procurement of racking and/or high-pile storage permits, if and to the extent required, and satisfaction of any requirements in connection therewith.

71. Letter of Credit. Paragraph 5 of the Lease is supplemented as follows: “Concurrently with Lease signing and as a condition for Lessor’s benefit to the effectiveness of this Lease, Lessee shall deliver to Lessor an original, irrevocable standby letter of credit (the “Letter of Credit”) naming Lessor as beneficiary in the initial amount of Two Hundred Thousand and 00/100 Dollars ($200,000), which amount may be adjusted pursuant to this Paragraph, and in the form of the attached Exhibit G, which Letter of Credit shall be maintained throughout the Term. Provided Lessee is not in Default hereunder, after the 12th month of the Term and on each twelve (12) month anniversary thereafter during the Term, Lessee may reduce the amount of the Letter of Credit existing at the time of such reduction by Forty Thousand Dollars ($40,000.00) (each an “LOC Reduction”), provided, however, (i) in no event shall the amount of the Letter of Credit during the Term decrease below Forty Thousand Dollars ($40,000.00), and (ii) in the event of a Lessee Breach after a LOC Reduction, Lessee shall immediately replenish the Letter of Credit to Two Hundred Thousand and 00/100 Dollars ($200,000). All LOC Reduction requests by Lessee to the issuing bank shall be in writing executed by Lessee and Lessor. Lessor shall have the right to draw upon the Letter of Credit at any time in the event of a Breach by Lessee or to otherwise compensate Lessor for any damage Lessor incurs as a result of Lessee’s failure to perform any of its obligations hereunder. The Letter of Credit shall (i) be issued by Bank of America or another major commercial bank reasonably acceptable to Lessor, with a Los Angeles, California service and claim point for the Letter of Credit, (ii) have an expiration date not earlier than the sixtieth (60th) day after the expiration date of the Term (“Expiration Date”), and (iii) shall provide that Lessor may make partial and multiple draws thereunder, up to the face amount thereof. In addition, the Letter of Credit shall provide that in the event of Lessor’s assignment or transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Lessor, without charge and without recourse, to the assignee or transferee of such interest and the banks shall confirm the same to Lessor and such assignee or transferee. The Letter of Credit shall provide for payment to Lessor upon the issuer’s receipt of a sight draft from Lessor together with Lessor’s certificate certifying that the requested sum is due and payable from Lessee and Lessee has failed to pay such sum. If the Letter of Credit has an expiration date earlier than the Expiration Date, then throughout the Term hereof (including any renewal or extension of the Term), Lessee shall provide evidence of renewal of the Letter of Credit to Lessor at least sixty (60) days prior to the date the Letter of Credit expires. If Lessor draws on the Letter of Credit pursuant to the terms hereof, Lessee shall immediately replenish the Letter of Credit or provide Lessor with an additional letter of credit conforming to the requirements of this Paragraph so that the amount available to Lessor from the Letter of Credit(s) provided hereunder is at all times the amount required under this Lease. Lessee’s failure to deliver any replacement, additional or extension of the Letter of Credit, or evidence of renewal of the Letter of Credit, within the time specified under this Lease shall be an automatic Breach and entitle Lessor to draw upon the full amount of the Letter of Credit, and any such cash amount not applied to any then existing Default shall be held as a cash security deposit pursuant to Paragraph 5. If Lessor liquidates the Letter of Credit as provided in the preceding sentence, Lessor shall hold the funds received from the Letter of Credit as security for Lessee’s performance under this Lease, and Lessor shall not be required to segregate such security deposit from its other funds and no interest shall accrue or be payable to Lessee with respect thereto. No holder of any mortgage or deed of trust constituting a lien against the Building, nor any purchaser at any judicial or private foreclosure sale of the Building or any portion thereof, shall be responsible to Lessee for such security deposit unless and only to the extent such holder or purchaser shall have actually received the same. If Lessee is not in default at the expiration or termination of this Lease, Lessor shall return to Lessee the Letter of Credit then held by Lessor within sixty (60) days following expiration or earlier termination; provided, however, that in no event shall any such return be construed as an admission by Lessor that Lessee has performed all of its covenants and obligations hereunder.

72. Confidentiality. Lessee acknowledges and agrees that the terms of the Lease are confidential and constitute proprietary information of Lessor. Disclosure of the terms could adversely affect the ability of Lessor to negotiate other leases and impair Lessor’s relationship with other tenants. Accordingly, Lessee agrees that it, its employees, agents, attorneys and brokers shall not disclose the terms and conditions of the Lease to any other person or entity, including without limitation other brokers, attorneys, tenants or prospective tenants of Lessor, without the prior written consent of Lessor, which may be withheld in Lessor’s sole discretion.

73. Waiver of Jury Trial. The following is added to Paragraph 47 of the Lease:

Waiver of Jury Trial/Judicial Reference/Lis Pendens.

TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY LAW, EACH PARTY TO THIS LEASE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE PREMISES OR DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IF THE JURY TRIAL WAIVER CONTAINED HEREIN SHALL BE HELD OR DEEMED TO BE UNENFORCEABLE, EACH PARTY HERETO HEREBY EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1 ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER FOR WHICH A JURY TRIAL WOULD OTHERWISE BE APPLICABLE OR AVAILABLE. PURSUANT TO SUCH JUDICIAL REFERENCE, THE PARTIES AGREE TO THE APPOINTMENT OF A SINGLE REFEREE AND SHALL USE THEIR BEST EFFORTS TO AGREE ON THE SELECTION OF A REFEREE. IF THE PARTIES ARE UNABLE TO AGREE ON A SINGLE A REFEREE, A REFEREE SHALL BE APPOINTED BY THE COURT UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640 TO HEAR ANY DISPUTES HEREUNDER IN LIEU OF ANY SUCH JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE APPOINTED REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON; PROVIDED, HOWEVER, THAT ANY MATTERS WHICH WOULD NOT OTHERWISE BE THE SUBJECT OF A JURY TRIAL WILL BE UNAFFECTED BY THIS WAIVER AND THE LEASES CONTAINED HEREIN. THE PARTIES HERETO HEREBY AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARMS-LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN. ANY PARTY TO THIS LEASE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE LEASES CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER. AS FURTHER MATERIAL CONSIDERATION TO LESSOR ENTERING INTO THIS LEASE WITH LESSEE, LESSEE HEREBY WAIVES ALL RIGHTS TO RECORD A LIS PENDENS AGAINST THE PREMISES, THE BUILDING, THE PROJECT OR ANY PART THEREOF UNDER SECTION 405 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, OR ANY OTHER PROVISION OF LAW, IF A DISPUTE ARISES CONCERNING THIS LEASE OR LESSEE’S USE OR OCCUPANCY OF THE PREMISES. THE PROVISIONS OF THIS PARAGRAPH 47 SHALL SURVIVE THE TERMINATION OF THE LEASE.

By LESSEE:

By LESSOR: SUNSHINE DISTRIBUTION, L.P.,	ENOVA SYSTEMS, INC., a California corporation By:
a Delaware limited partnership By: Fremont Associates, Inc., a California corporation, Property Manager	Name: Michael Staran Its: Chief Executive Officer By:
By: Name: F. Michael Krotz Its: President	Name: Jarett Lee Fenton Its: Chief Executive Officer

EXHIBIT A

SITE PLAN OF PREMISES

EXHIBIT B

SITE PLAN OF PROJECT

HARBOR GATEWAY COMMERCE CENTER

EXHIBIT C

RULES AND REGULATIONS
(Industrial; Multi-Tenant)

This Exhibit sets forth the rules and regulations governing Lessee’s use of the Project and the Premises leased to Lessee pursuant to the terms, covenants and conditions of the Lease to which this Exhibit is attached and therein made part thereof. Unless otherwise defined, capitalized terms used herein shall have the same meanings as set forth in the Lease. In the event of any conflict or inconsistency between this Exhibit and the Lease, the Lease shall control.

1. Any and all loading and unloading of goods shall be done only in the area identified as “Fenceable Yard Area” in Exhibit A of the Lease. Lessee shall not allow any trucks to be staged or parked outside of the “Fenceable Yard Area.”

2. All truck deliveries shall be accomplished expeditiously. During delivery, all diesel engines on larger trucks with semi-tractor trailers shall be shut off, ameliorate noise and air pollution.

3. Any and all trash, refuse and garbage shall be kept in the trash enclosures specified for Lessee’s use and shall be placed on containers designated for collection. Lessee shall not burn any trash or garbage of any kind in or about the Premises or the Building.

4. No aerial shall be erected on the roof or exterior walls of the Premises, or on the grounds, without in each instance the written consent of Lessor which consent shall not be unreasonably withheld or delayed. Any aerial so installed without such written consent shall be subject to removal without notice at any time by Lessor, at the sole cost of Lessee.

5. No lessee shall make or permit to be made any unreasonably disturbing noises, sounds or vibrations, or unreasonably disturb or interfere with occupants of its building or other buildings in the Project by the use of any musical instrument, radio, phonograph, unusual noise or in any other way. No loudspeakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside the Premises without the prior written consent of Lessor. Lessee shall conduct its business so as not to create unreasonable noise.

6. Lessee shall not place or permit obstructions in the Common Areas or otherwise take any action which would interfere with the rights of other persons to use the Common Area without the written consent of the Lessor.

7. Lessee shall not display or sell merchandise, or allow cards, portable signs, signed vehicles, devices or other objects to be stored or to remain outside the Premises without the written consent of the Lessor.

8. Lessee and Lessee’s employees shall be required to park their vehicles in an area designed by Lessor or its agent for such parking.

9. Lessee shall not cause or permit the existence of any obnoxious or foul odors that disturb the public or other Lessees. Should odors be evident, Lessee shall be required to take immediate steps to remedy same at Lessee’s expense.

10. Lessee shall not occupy or permit any portion of its Premises to be occupied for any illegal purposes

11. Lessee shall make NO ROOF PENETRATIONS or install any equipment or platforms on the roof of the Premises without the prior written consent of Lessor. Lessee must submit all plans to Lessor for approval, together with the name, address and telephone number of Lessee’s contractor. All roof penetrations, approved by Lessor for electrical, plumbing, gas and condensate shall have a metal jack and shall be covered with one layer of mopped cap sheet.

12. Lessee is solely responsible for the installation of its own security system, if any.

13. The plumbing facilities shall be used only for the purpose for which they were constructed. No foreign substance shall be deposited in any toilet or sink, and the cost of repair from any breakage, stoppage or damage resulting therefor shall be borne by Lessee. Any additional plumbing vents shall be taken through the roof and must have prior written approval from Lessor. Any replacement of toilet fixtures shall be per the same specifications as those installed in the Premises at the time of original construction.

14. Lessee shall not overload the electrical circuit breaker panel. Any additional circuits added by Lessee must have prior approval of Lessor which approval shall not be unreasonably withheld or delayed. When Lessee vacates the Premises, all light fixtures shall be bulbed as they were when Lessee took possession of the Premises.

15. When cleaning the glass windows and/or aluminum framing, Lessee must use only mild soap and water and apply with a sponge. No abrasive materials shall be used. Ammonia must not be used to clean the windows, as it will cause the aluminum window frames to deteriorate.

16. If Lessee removes any door hardware and substitutes a different hardware, it shall be of equal standard to the hardware installed in the Premises at the time Lessee took possession. At the time Lessee vacates the Premises, the original hardware shall be reinstalled.

17. No awnings or other projections shall be attached to the outside walls of the Premises without the prior written consent of the Lessor.

18. Except for Lessee’s signage permitted under the terms of this Lease and Lessee’s standard signage affixed to any Lessee fleet vehicle parked within the Building, under no circumstances shall Lessee affix or exhibit any advertising within the Building that can be seen from the outside of the Premises. In the event Lessee violates the foregoing, Lessor may remove same without any liability and may charge Lessee for the cost of such removal.

19. No installation of equipment or storage of any type, including, without limitation, storage of raw materials, finished product vehicles, and/or shipping containers, whether permanent or temporary, shall be permitted outside of the building in which the leased space is located (including, without limitation, any exclusive parking or truck yard areas), without in each instance the prior written consent of Lessor. Any submission for consent to any such equipment installation and/or storage, shall include a description of the location and general appearance of such installation and/or storage, including a proposed height limitation. Lessor may require that the installation or storage be screened or fenced as a condition to Lessor’s approval.

Lessee agrees to comply with all such Rules and Regulations. Should Lessee not abide by these Rules and Regulations, Lessor or any “Operator,” “Association” or “Declarant” under any covenants, conditions or restrictions may serve a three (3) day notice to correct the deficiencies. If Lessee has not corrected the deficiencies by the end of the notice period, Lessee will be in default of the Lease, and Lessor and/or its designee shall have the right, without further notice, to cure the violation at Lessee’s expense.

Lessor reserves the right to amend or supplement the foregoing Rules and Regulations and to adopt and promulgate additional rules and regulations applicable to the Premises. Notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to the Lessee.

Neither Lessor nor Lessor’s employees or agents or any other person or entity shall be responsible to Lessee or to any other person for the ignorance or violation of these Rules and Regulations by any other tenant or other person. Lessee shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition precedent, waivable only by Lessor, to Lessee’s occupancy of the Premises.

EXHIBIT D

ENVIRONMENTAL QUESTIONNAIRE AND DISCLOSURE STATEMENT

The purpose of this form is to obtain information regarding the use of hazardous substances on the premises. Prospective tenants should answer the questions in light of their proposed operations on the Premises. Existing tenants should answer the questions as they relate to on-going operations on the premises and should update any information previously submitted. If additional space is needed to answer the questions, you may attach separate sheets of paper to this form.

Your cooperation in this matter is appreciated. Any questions should be directed to, and when completed, the form should be mailed to:

Sunshine Distribution, L.P.,

Attn:

Phone:

1. GENERAL INFORMATION

Name of Responding Company:_________________________________________________________________
Check the Applicable Status:
Prospective Tenant ☐ Mailing Address:	Existing Tenant ☐

Contact Person and Title:

Telephone Number: ( )

Address of Leased Premises:

Length of Lease Term:

Described the proposed operations to take place on the property, including principal products manufactured or services to be conducted. Existing tenants should describe any proposed changes to on-going operations.

2. STORAGE OF HAZARDOUS MATERIALS

2.1	Will any hazardous materials be used or stored on-site?
	Wastes Chemical Products	Yes ☐ Yes ☐	No ☐ No ☐

2.2	Attach the list of any hazardous materials to be used or stored, the quantities that will be on-site at any time, and the location and method of storage (e.g., 55 gallon drums on concrete pad).

3. STORAGE TANKS & SUMPS

3.1	Is any above or below ground storage of gasoline, diesel, or other hazardous substances in tanks or sumps proposed or currently conducted on the premises?

Yes ☐ No ☐

If yes, describe the materials to be stored, and the type, size and construction of the sump or tank. Attach copies of any permits obtained for the storage of such substances.

3.2	Have any of the tanks or sumps been inspected or tested for leakage?
	Yes ☐	No ☐

If so, attach the results.
3.3	Have any spills or leaks occurred from such tanks or sumps?
	Yes ☐ Is so, describe.	No ☐

3.4	Were any regulatory agencies notified of the spill or leak?
	Yes ☐	No ☐

If so, attach copies of any spill reports filed, any clearance letters or other correspondence from regulatory agencies relating to the spill or leak.
3.5	Have any underground storage tanks or sumps been taken out of service or removed?
	Yes ☐	No ☐

If yes, attach copies of any closure permits and clearance obtained from regulatory agencies relating to closure and removal of such tanks.

4.	SPILLS

4.1	During the past year, have any spills occurred on the premises?
	Yes ☐	No ☐

If so, please describe the spill and attach the results of
any testing conducted to determine the extent of such
spills.
4.2	Were any agencies notified in connection with such spills?
	Yes ☐	No ☐

If so, attach copies of any spill reports or other correspondence with regulatory agencies.
4.3	Were any clean-up actions undertaken in connection with the spills?
	Yes ☐	No ☐

If so, briefly describe the actions taken. Attach copies of any clearance letters obtained from any regulatory agencies involved and the results of any final soil or groundwater sampling done upon completion of the clean-up work.

5. WASTE MANAGEMENT

5.1	Has your company been issued an EPA Hazardous Waste Generator I.D. Number?
	Yes ☐	No ☐
5.2	Has your company filed a biennial report as a hazardous waste generator?
	Yes ☐	No ☐

If so, attach a copy of the most recent report filed.

5.3	Attach the list of the hazardous waste, if any, generated or to be generated at the premises, its hazard class and the quantity generated on a monthly basis.

5.4	Describe the method(s) of disposal for each waste. Indicate where and how often disposal will take place.

5.5	Indicate the name of the person(s) responsible for maintaining copies of hazardous waster manifests completed for off-site shipments of hazardous waste.

5.6	Is any treatment or processing of hazardous wastes currently conducted or proposed to be conducted at the premises:

Yes ☐ No ☐

If yes, please describe any existing or proposed treatment methods.

5.7	Attach copies of any hazardous waste permits or licenses issued to your company with respect to its operations on the premises.

6. WASTEWATER TREATMENT/DISCHARGE

6.1	Do you discharge wastewater to:
____________ storm drain?____________ sewer?
____________ surface water?____________ no industrial discharge
6.2	Is your wastewater treated before discharge?
	Yes ☐	No ☐

If yes, describe the type of treatment conducted.

6.3	Attach copies of any wastewater discharge permits issued to your company with respect to its operations on the premises.

7. AIR DISCHARGES

7.1	Do you have any air filtration systems or stacks that discharge into the air?
	Yes ☐	No ☐

7.2	Do you operate any of the following types of equipment, or any other equipment requiring an air emissions permit?

Spray booth Dip tank Drying oven Incinerator
_____________ Other (Please Describe)
_____________ No Equipment Requiring Air Permits
7.3	Are air emissions from your operations monitored?
	Yes ☐	No ☐

If so, indicate the frequency of monitoring and a description of the monitoring results.

7.4 Attach copies of any air emissions permits pertaining to your operations on the premises.

8. HAZARDOUS MATERIALS DISCLOSURES

8.1	Does your company handle hazardous materials in a quantity equal to or exceeding an aggregate of 500 pounds, 55 gallons, or 200 cubic feet?

Yes ☐ No ☐

8.2	Has your company prepared a hazardous materials management plan (“business plan”) pursuant to County Fire Department requirements?

Yes ☐ No ☐

If so, attach a copy of the business plan.
8.3	Are any of the chemicals used in your operations regulated under Proposition 65?
	Yes ☐	No ☐

If so, describe the actions taken, or proposed actions to be taken, to comply with Proposition 65 requirements.

8.4	Describe the procedures followed to comply with OSHA Hazard Communication Standard requirements.

9. ENFORCEMENT ACTIONS, COMPLAINTS

9.1	Has your company even been subject to any agency enforcement actions, administrative orders, or consent decrees?

Yes ☐ No ☐

If so, describe the actions and any continuing compliance obligations imposed as a result of these actions.

9.2	Has your company even received requests for information, notice or demand letters, or any other inquiries regarding its operations?

Yes ☐ No ☐

9.3	Have there ever been, or are there now pending, any lawsuits against the company regarding any environmental or health and safety concerns?

	Yes ☐	No ☐
9.4	Has an environmental audit even been conducted at your company’s current facility?
	Yes ☐	No ☐

If so, discuss the results of the audit.

9.5	Have there been any problems or complains from neighbors at the company’s current facility?
	Yes ☐	No ☐

If so, describe them and identify the complaining party.

ENOVA SYSTEMS, INC.,

a California corporation

By:

Name:

Its:

By:

Name:

Its:

Date:

EXHIBIT E

PARKING PLAN

EXHIBIT F

LESSOR IMPROVEMENTS DESCRIPTION

1.	Approximately 5,914 square feet of ground floor and standard, industrial-grade open space office, comprised of three (3) private offices under the mezzanine and two (2) restrooms;

2.	Drop ceiling (same material as second floor);

3.	2’ x 4’ warehouse lighting in open plan;

4.	Furring concrete walls and plywood walls;

5.	Installation of HVAC in open plan;

6.	Installation of electrical duplexes in open plan spacing;

7.	Installation of carpet and base to match grade and specifications in the existing 2nd floor space; and

8.	Additional office space, electrical for furniture or equipment and W.H. Improvements shall be designed, permitted and constructed by Lessee at its sole cost.

EXHIBIT G

FORM OF LETTER OF CREDIT

Name and address of Issuing Bank:

Date of Issue: Irrevocable Letter of Credit No.	, 20

For Account of:	Enova Systems, Inc.

Name and Address of Beneficiary: Sunshine Distribution L.P.

Amount: $200,000

Ladies and Gentlemen:

At the request of Enova Systems, Inc., a California corporation (“Account Party”), we hereby establish and issue in favor Sunshine Distribution L.P., a Delaware limited partnership (“Beneficiary”) our irrevocable standby Letter of Credit No.      in the amount of $200,000.

This Letter of Credit is issued with respect to that American Industrial Real Estate Association Standard Industrial/Commercial Multi-Tenant Lease—Net dated October 10, 2007 between Beneficiary as Lessor and Account Party as Lessee (the “Lease”) wherein Beneficiary leases to Account Party the premises commonly known as 1560 W. 190th Street, Los Angeles, California (the “Premises”). Our obligations under this Letter of Credit are solely as set forth herein and are completely independent of the obligations of Account Party under the Lease. We do not undertake any obligation under the Lease, nor do we undertake any responsibility to ascertain any facts, or to take any other action with respect to the Lease. The references to the Lease in this Letter of Credit are solely to describe the required contents of the sight draft and of the “Certificate” (as defined below).

Funds under this Letter of Credit are available to the Beneficiary against presentation of the following documents at our office located at      , California prior to the close of business at said office on the expiration date set forth below:

1. The original of this Letter of Credit; and

2. A sight draft in an amount not exceeding the amount of this Letter of Credit; and

3.	A certificate (the “Certificate”) executed by Beneficiary stating that (i) Account Party is in “Breach” under Paragraph 13.1 of the Lease and (ii) as a result of such “Breach,” the amount of the draft presented concurrently with the Certificate is due, owing and unpaid from Account Party to Beneficiary.

The expiration date of this letter of credit is one (1) year from the date of issuance; provided, however, that the expiration date of this Letter of Credit shall be automatically extended for up to one (1) year from the present expiration date unless we provide Beneficiary and Account Party with written notice of our election not to extend the expiration date (the “Notice of Non-Renewal”) not later than thirty (30) days prior to the then-applicable expiration date. A Notice of Non-Renewal shall be effective when actually delivered to the address of Beneficiary set forth above (or such other address as you shall specify to us for such purpose by written notice received by us before the Notice of Non-Renewal is sent). This Letter of Credit shall in any event have a final expiration date of no sooner than the Expiration Date (as defined in the Lease). The amount or any other term of the Letter of Credit shall not be modified without the signature of both Beneficiary and Account Party.

This letter of credit is transferable only with the ownership of the Premises. We will honor complying drafts hereunder presented by such a transferee upon receipt of a written certification from Beneficiary that Beneficiary has transferred all its rights to the Premises and under this Letter of Credit to such a transferee. Upon receipt of such information and documentation, we will reissue this Letter of Credit naming such transferee as the Beneficiary hereunder.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision, International Chamber of Commerce, Paris, France publication no. 500) and engages us in accordance with the terms thereof. We hereby engage with you that all drafts drawn under and in compliance with the terms of this credit will be duly honored if drawn and presented for payment at this office exactly as set forth above. All drafts must be marked “Drawn under      Bank Letter of Credit No.      .”

Very truly yours,

Issuing Bank

RIDER NO. 1

OPTION TO EXTEND RIDER

This Rider No. 1 is attached to and made a part of that certain Standard Industrial/Commercial Multi-Tenant Lease- Net (the “Lease”) dated October 10, 2007 between Sunshine Distribution, L.P., a Delaware limited partnership (“Lessor”), and Enova Systems, Inc., a California corporation (“Lessee”), for the premises known as 1560 W. 190th Street, Los Angeles, California (the “Premises”). Defined or initially capitalized terms in this Rider have the same meaning as in the Lease (as modified by the Addendum). The provisions of this Rider shall supersede any inconsistent provisions of the Lease to the extent of the inconsistency.

If Lessee duly exercises the Option pursuant to Lease Paragraph 52 as set forth in the Addendum, then the Lease shall continue for the Extension on the same terms and conditions as set forth in the Lease, except that the monthly Basic Rent shall be adjusted on the first day of the Extension (the “Extension Adjustment Date”) to the “fair rental value” of the Premises as of the Extension Adjustment Date as follows:

At least one hundred fifty (150) days before the Extension Adjustment Date, Lessor and Lessee shall meet in an effort to negotiate, in good faith, the fair rental value of the Premises as of the Extension Adjustment Date. If Lessor and Lessee have not agreed upon the fair rental value of the Premises at least one hundred (100) days before the Extension Adjustment Date, Lessor and Lessee shall each appoint an appraiser not later than seventy-five (75) days before the Extension Adjustment Date. If either Lessor or Lessee fails to appoint its appraiser within the prescribed time period, the single appraiser appointed shall determine the fair rental value of the Premises. If both parties fail to appoint appraisers within the prescribed time periods, then the first appraiser thereafter selected by a party shall determine the fair rental value of the Premises. Each party shall bear the cost of its own appraiser, if applicable. Each appraiser shall have at least ten (10) years’ experience in the appraisal of first-class industrial projects in the South Bay Region and shall be a member of one or more professional organizations such as MAI or an equivalent. The “South Bay Region” shall mean the cities of Torrance, Carson, El Segundo and Rancho Dominguez. For purposes of such appraisal, “fair rental value” shall mean the price that a ready and willing tenant would pay, as of the Extension Adjustment Date, as monthly rent to a ready and willing landlord of comparable first-class industrial buildings in the South Bay Region area for buildings comparable to the Premises if that property were exposed for lease on the open market for a reasonable period of time with a lease comparable to the Lease and with tenant improvements and freeway access comparable to those in the Premises. If a single appraiser is chosen, then such appraisal shall determine the fair rental value of the Premises. Otherwise, if two appraisers are chosen and the percentage difference between the two appraisals is equal to or less than ten percent (10%), then the fair rental value of the Premises shall be their arithmetic average. If, however, the percentage difference between the two appraisals is greater then ten percent (10%), then the two appraisers shall, within ten (10) days after delivery of the second appraisal, select a third appraiser, who shall determine the fair rental value and who shall select the appraisal closest to such determination of fair rental value. The party whose appraisal is not chosen by such third appraiser shall pay such third appraiser’s fees and costs. In no event, however, shall the then-existing monthly rent ever be reduced by reason of such computation, nor shall there be any rent concession or additional tenant improvement allowance for the Extension term. Lessor and Lessee shall instruct the appraiser(s) to complete their determination of the fair rental value not later than thirty (30) days before the Extension Adjustment Date. If the fair rental value is not determined before the Extension Adjustment Date, then Lessee shall continue to pay to Lessor the monthly rent in effect immediately prior to such Extension, until the fair rental value is determined. When the fair rental value of the Premises is determined, Lessor shall deliver notice of that amount to Lessee, and Lessee shall pay to Lessor, within ten (10) days after receipt of such notice, the difference between the monthly rent actually paid by Lessee to Lessor and the new monthly rent determined under this Rider.

RIDER NO. 2

HAZARDOUS SUBSTANCES RIDER

This Rider No. 1 is attached to and made a part of that certain Standard Industrial/Commercial Multi-Tenant Lease- Net (the “Lease”) dated October 10, 2007 between Sunshine Distribution, L.P., a Delaware limited partnership (“Lessor”), and Enova Systems, Inc., a California corporation (“Lessee”), for the premises known as 1560 W. 190th Street, Los Angeles, California (the “Premises”). Defined or initially capitalized terms in this Rider have the same meaning as in the Lease (as modified by the Addendum). The provisions of this Rider shall supersede any inconsistent provisions of the Lease to the extent of the inconsistency.

1. Lessee agrees that Lessee, its agents and contractors, licensees, or invitees shall not handle, use, manufacture, store or dispose of any Hazardous Substances on, under, or about the Premises, without Lessor’s prior written consent (which consent shall not be unreasonably withheld as long as Lessee demonstrates and documents to Lessor’s reasonable satisfaction (i) that such Hazardous Substances (A) are necessary or useful to Lessee’s business; and (B) will be used, kept, and stored in compliance with all laws relating to any Hazardous Substances so brought or used or kept in or about the Premises; and (ii) that Lessee will give all required notices concerning the presence in or on the Premises or the release of such Hazardous Substances from the Premises) provided that Lessee may handle, store, use or dispose of products containing small quantities of Hazardous Substances, which products are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover, and the like), provided further that Lessee shall handle, store, use and dispose of any such Hazardous Substances in a safe and lawful manner and shall not allow such Hazardous Substances to contaminate the Premises or the environment.

2. Lessee further agrees that Lessee will not permit any substance suspected of causing cancer or reproductive toxicity to come into contact with groundwater under the Premises. Any such substance coming into contact with groundwater shall be considered a Hazardous Substance for purposes of this Rider.

3. (i) Lessee’s business and operations, and more especially its handling, storage, use and disposal of Hazardous Substances shall at all times comply with all applicable laws pertaining to Hazardous Substances. Lessee shall secure and abide by all permits necessary for Lessee’s operations on the Premises. Lessee shall give or post all notices required by all applicable laws pertaining to Hazardous Substances. If Lessee shall at any time fail to comply with this Paragraph 3, Lessee shall immediately notify Lessor in writing of such noncompliance.

(ii) Lessee shall provide Lessor with copies of any Material Safety Data Sheets (as required by the Occupational Safety and Health Act) relating to any Hazardous Substances to be used, kept, or stored at or on the Premises, at least thirty (30) days prior to the first use, placement, or storage of such Hazardous Substance on the Premises. Lessor shall have ten (10) days following delivery of such Material Safety Data Sheets to approve or forbid, in its sole discretion subject to the limitation contained in Paragraph 1, above, such use, placement, or storage of a Hazardous Substance on the Premises.

(iii) Lessee shall not store hazardous wastes on the Premises for more than ninety (90) days; “hazardous waste” has the meaning given it by the Resource Conservation and Recovery Act of 1976, as amended. Lessee shall not install any underground or above ground storage tanks on the Premises. Lessee shall not dispose of any Hazardous Substance or solid waste on the Premises. In performing any alterations of the Premises permitted by the Lease, Lessee shall not install any Hazardous Substance in the Premises without the specific consent of Lessor attached as an exhibit to this Rider.

(iv) Any increase in the premiums for necessary insurance on the Property which arises from Lessee’s use and/or storage of Hazardous Substances shall be solely at Lessee’s expense. Lessee shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any federal, state or local governmental agency with jurisdiction.

4. If Lessor, in its sole discretion, believes that the Premises or the environment have become contaminated with Hazardous Substances that must be removed under the laws of the state where the Premises are located, in breach of the provisions of this Lease, Lessor, in addition to its other rights under this Lease, may enter upon the Premises and obtain samples from the Premises, including without limitation the soil and groundwater under the Premises, for the purposes of analyzing the same to determine whether and to what extent the Premises or the environment have become so contaminated. Lessee shall reimburse Lessor for the costs of any inspection, sampling and analysis that discloses contamination for which Lessee is liable under the terms of this Rider. Lessee may not perform any sampling, testing, or drilling to locate any Hazardous Substances on the Premises without Lessor’s prior written consent.

5. Without limiting the above, Lessee shall reimburse, defend, indemnify and hold Lessor harmless from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation, loss of rental income, loss due to business interruption, and attorneys fees and costs, arising out of or in any way connected with the use, manufacture, storage, or disposal of Hazardous Substances by Lessee, its agents or contractors on, under or about the Premises including, without limitation, the costs of any required or necessary investigation, repair, cleanup or detoxification and the preparation of any closure or other required plans in connection herewith, whether voluntary or compelled by governmental authority. The indemnity obligations of Lessee under this clause shall survive any termination of the Lease. At Lessor’s option, Lessee shall perform any required or necessary investigation, repair, cleanup, or detoxification of the Premises. In such case, Lessor shall have the right, in its sole discretion, to approve all plans, consultants, and cleanup standards. Lessee shall provide Lessor on a timely basis with (i) copies of all documents, reports, and communications with governmental authorities; and (ii) notice and an opportunity to attend all meetings with regulatory authorities. Lessee shall comply with all notice requirements and Lessor and Lessee agree to cooperate with governmental authorities seeking access to the Premises for purposes of sampling or inspection. No disturbance of Lessee’s use of the Premises resulting from activities conducted pursuant to this Paragraph 5 shall constitute an actual or constructive eviction of Lessee from the Premises. In the event that such cleanup extends beyond the termination of the Lease, Lessee’s obligation to pay rent (including additional rent and percentage rent, if any) shall continue until such cleanup is completed and any certificate of clearance or similar document has been delivered to Lessor. Rent during such holdover period shall be at market rent; if the parties are unable to agree upon the amount of such market rent, then Lessor shall have the option of (a) increasing the rent for the period of such holdover based upon the increase in the cost-of-living from the third month preceding the commencement date to the third month preceding the start of the holdover period, using such indices and assumptions and calculations as Lessor in its sole reasonable judgment shall determine are necessary; or (b) having Lessor and Lessee each appoint a qualified MAI appraiser doing business in the area; in turn, these two independent MAI appraisers shall appoint a third MAI appraiser and the majority shall decide upon the fair market rental for Premises as of the expiration of the then current term. Lessor and Lessee shall equally share in the expense of this appraisal except that in the event the rent is found to be within fifteen percent (15%) of the original rate quoted by Lessor, then Lessee shall bear the full cost of all the appraisal process. In no event shall the rent be subject to determination or modification by any person, entity, court, or authority other than as set forth expressly herein, and in no event shall the rent for any holdover period be less than the rent due in the preceding period.

6. Notwithstanding anything set forth in this Lease, Lessee shall only be responsible for contamination of Hazardous Substances or any cleanup resulting directly therefrom, resulting directly from matters occurring or Hazardous Substances deposited (other than by contractors, agents or representatives controlled by Lessor) during the Lease term, and any other period of time during which Lessee is in actual or constructive occupancy of the Premises. Lessee shall take reasonable precautions to prevent the contamination of the Premise with Hazardous Substances by third parties.

7. Any of Lessee’s insurance insuring against claims of the type dealt with in this Rider shall be considered primary coverage for claims against the Property arising out of or under this Rider No. 2.

8. In the event of (i) any transfer of Lessee’s interest under this Lease; or (ii) the termination of this Lease, by lapse of time or otherwise, Lessee shall be solely responsible for compliance with any and all then effective federal, state or local laws concerning (i) the physical condition of the Premises or Project; or (ii) the presence of hazardous or toxic materials in or on the Premises or Project (for example, the New Jersey Environmental Cleanup Responsibility Act, the Illinois Responsible Property Transfer Act, or similar applicable state laws), including but not limited to any reporting or filing requirements imposed by such laws. Lessee’s duty to pay rent, additional rent, and percentage rent shall continue until the obligations imposed by such laws are satisfied in full and any certificate of clearance or similar document has been delivered to Lessor.

9. All consents given by Lessor pursuant to this Rider shall be in writing and shall be attached as amendments to this Rider. If such consents are not attached to this Rider, then such consents will be deemed withheld.

RIDER NO. 3

PERMITTED TRANSFERS

This Rider No. 1 is attached to and made a part of that certain Standard Industrial/Commercial Multi-Tenant Lease- Net (the “Lease”) dated October 10, 2007 between Sunshine Distribution, L.P., a Delaware limited partnership (“Lessor”), and Enova Systems, Inc., a California corporation (“Lessee”), for the premises known as 1560 W. 190th Street, Los Angeles, California (the “Premises”). Defined or initially capitalized terms in this Rider have the same meaning as in the Lease (as modified by the Addendum). The provisions of this Rider shall supersede any inconsistent provisions of the Lease to the extent of the inconsistency.

Notwithstanding any contrary provision of Paragraph 12 of the Lease, Lessor’s consent to any assignment or subletting of the Lease or the Premises shall not be required for any “Permitted Transfer” to a “Lessee Affiliate”; provided, however, notwithstanding any Permitted Transfer, (i) the provisions of Paragraphs 12.2 and 12.3 shall apply, (ii) at least thirty (30) days before any such proposed Permitted Transfer, Lessee shall provide Lessor with written notice of the proposed Permitted Transfer together with reasonable supporting documentation substantiating that such assignment or subletting constitutes a Permitted Transfer, and (iii)  no such assignment or subletting otherwise permitted by this Rider 3 may be made by Lessee to an assignee or sublessee that is then insolvent or then involved in a bankruptcy proceeding.

For purposes of this Rider 3, each of the following shall constitute a “Lessee Affiliate”:

(a) any parent, subsidiary or affiliate or related corporation or entity of Lessee,

(b) any corporation resulting from a consolidation or merger of Lessee into or with any other entity where the surviving corporation assumes all obligations of Lessee under this Lease as a matter of law, or

(c) any corporation or other entity which has acquired more than fifty percent (50%) of each class of outstanding voting capital stock of Lessee or substantially all of Lessee’s physical assets.

With respect to any such permitted sublease or assignment (a “Permitted Transfer”) under this Rider 3, each of the following shall apply as a condition precedent to the effectiveness of such a Permitted Transfer, except that clause (v) shall, under the circumstances set forth below, constitute a condition subsequent to the effectiveness of such Permitted Transfer:

(i)	The Premises may only be used for the use permitted under this Lease;

(ii)	Except for a Permitted Transfer described in clause (b), above, the assignee or sublessee (each a “Permitted Transferee”) shall execute a written assumption of the obligations of Lessee pursuant to this Lease in form and substance reasonably satisfactory to Lessor and to any lender, and deliver an original copy of such executed assumption to Lessor and such lender;

(iii)	Except for a Permitted Transfer described in clause (a), above, the Permitted Transferee or survivor shall have an unconsolidated, tangible net worth equal to the greater of (1) the net worth of Lessee as of the Commencement Date, or (2) the net worth of Lessee immediately prior to the date of such Permitted Transfer;

(iv)	Except for a Permitted Transfer described in clause (b), above, where Lessee is not the surviving entity (and, in which event, the Transferee surviving entity shall assume full direct liability hereunder), Lessee shall not be released from any of its obligations pursuant to this Lease; and

(v)	At least thirty (30) days prior to the effective date of the Permitted Transfer, Lessee shall deliver to the lender and Lessor a written notice of the Permitted Transfer identifying the Permitted Transferee, the effective date of the Permitted Transfer, the facts which bring such Permitted Transfer within the scope of this Rider 3 and any changes in the address for notices and billings to Lessee pursuant to this Lease. If prior disclosure of the proposed Permitted Transfer is proscribed by applicable law, then such notice shall be provided no later than ten (10) days after the effective date of the Permitted Transfer.

As used herein, a “parent” of Lessee shall be any person or entity which owns a majority of the outstanding voting stock or profit and loss interests of Lessee, a “subsidiary” of Lessee shall be any entity as to which Lessee owns a majority of the outstanding voting stock or profit and loss interests of such entity, and an “affiliate” or related corporation or entity” of Lessee means a person or entity, corporation or otherwise, that through one or more intermediaries, controls or is controlled by, or is under common control with, Lessee. As used herein, the word “control” means the right and power to direct or cause the direction of the management of policies of the person or entity, corporation or otherwise, through ownership or voting securities (including shareholder agreements).